Exhibit 10.9

OFFICE LEASE

650 TOWNSEND STREET

San Francisco, California

LANDLORD:

650 TOWNSEND ASSOCIATES LLC

TENANT:

iRHYTHM TECHNOLOGIES, INC.

i

9.	Maintenance of Premises		17

10.	Alterations to Premises		17
	10.1	Landlord Consent; Procedure	17
	10.2	General Requirements	17
	10.3	Landlord’s Right to Inspect	19
	10.4	Tenant’s Obligations Upon Completion	19
	10.5	Repairs	19
	10.6	Ownership and Removal of Alterations	20
	10.7	Minor Alterations	20
	10.8	Landlord’s Fee	20

11.	Liens		20

12.	Damage or Destruction		21
	12.1	Obligation to Repair	21
	12.2	Landlord’s Election	21
	12.3	Tenant’s Election	21
	12.4	Cost of Repairs	22
	12.5	Damage at End of Term	22
	12.6	Waiver of Statutes	22

13.	Eminent Domain		22
	13.1	Effect of Taking	22
	13.2	Condemnation Proceeds	23
	13.3	Restoration of Premises	23
	13.4	Taking at End of Term	23
	13.5	Tenant Waiver	23

14.	Insurance		23
	14.1	Liability Insurance	23
	14.2	Form of Policies	24
	14.3	Vendors’ Insurance	25

15.	Waiver of Subrogation Rights		25

16.	Tenant’s Waiver of Liability and Indemnification		25
	16.1	Waiver and Release	25
	16.2	Indemnification of Landlord	26

17.	Assignment and Subletting		27
	17.1	Compliance Required	27
	17.2	Request by Tenant; Landlord Response	27
	17.3	Standards and Conditions for Landlord Approval	28
	17.4	Costs and Expenses	29
	17.5	Payment of Excess Rent and Other Consideration	29

	17.6	Assumption of Obligations; Further Restrictions on Subletting	29
	17.7	No Release	30
	17.8	No Encumbrance; No Change in Permitted Use	30
	17.9	Right to Assign or Sublease Without Landlord’s Consent	30

18.	Rules and Regulations		31

19.	Entry of Premises by Landlord; Modification to Common Areas		31
	19.1	Entry of Premises	31
	19.2	Modifications to Common Areas	32
	19.3	Waiver of Claims	32

20.	Default and Remedies		33
	20.1	Events of Default	33
	20.2	Tenant Cure Periods	34
	20.3	Landlord’s Remedies Upon Occurrence of Event of Default	34
	20.4	Damages Upon Termination	34
	20.5	Computation of Certain Rent for Purposes of Default	34
	20.6	Landlord’s Right to Cure Defaults	35
	20.7	Waiver of Forfeiture	35
	20.8	Remedies Cumulative	35
	20.9	Landlord’s Default	35

21.	Subordination, Attornment and Nondisturbance		35
	21.1	Subordination and Attornment	35
	21.2	Notice to Encumbrancer	36
	21.3	Rent Payment Direction	36

22.	Sale or Transfer by Landlord; Lease Non-Recourse		37
	22.1	Release of Landlord on Transfer	37
	22.2	Lease Nonrecourse to Landlord; Limitation of Liability	37

23.	Estoppel Certificate		37
	23.1	Procedure and Content	37
	23.2	Effect of Certificate	38

24.	No Light, Air, or View Easement		38

25.	Holding Over		38

26.	Security Deposit		39
	26.1	Letter of Credit	39
	26.2	Transfer of Letter of Credit	40
	26.3	In General	40
	26.4	Application of Proceeds	40
	26.5	Independent Contract	41
	26.6	Increase of Security Deposit	41

27.	Waiver		41

28.	Notices; Tenant’s Agent for Service		42

29.	Tenant’s Authority		42

30.	Parking		42
	30.1	Lease of Parking Spaces	42
	30.2	Management of Project Parking Garage	43
	30.3	Waiver of Liability	43

31.	Miscellaneous		43
	31.1	No Joint Venture	43
	31.2	Successors and Assigns	43
	31.3	Construction and Interpretation	43
	31.4	Severability	44
	31.5	Entire Agreement	44
	31.6	Governing Law	44
	31.7	Costs and Expenses	45
	31.8	Standards of Performance and Approvals	45
	31.9	Brokers	45
	31.10	Memorandum of Lease	45
	31.11	Quiet Enjoyment	46
	31.12	Force Majeure	46
	31.13	Surrender of Premises	46
	31.14	Building Directory; Elevator Lobby and Tenant Signage	46
	31.15	Name of Building; Address	47
	31.16	Exhibits	47
	31.17	Survival of Obligations	47
	31.18	Time of the Essence	47
	31.19	Waiver of Trial By Jury; Waiver of Counterclaim	48
	31.20	Consent to Venue	48
	31.21	Financial Statements	48
	31.22	Subdivision; Future Ownership	48
	31.23	Modification of Lease	49
	31.24	Confidential Information	49
	31.25	No Option	49
	31.26	Independent Covenants	49
	31.27	Compliance with Anti-Terrorism Law	49
	31.28	Bankruptcy of Tenant	50
	31.29	Rent Not Based on Income	50
	31.30	Counterparts	50
	31.31	Renovations	50
	31.32	First Source Hiring	51

32.	Communications and Computer Lines and Equipment		51
	32.1	Lines and Equipment	51
	32.2	Interference	52
	32.3	General Provisions	52

33.	Landlord’s Personal Property		53

v

OFFICE LEASE

650 TOWNSEND STREET

San Francisco, California

BASIC LEASE INFORMATION

Lease Date:	April , 2008

Landlord:	650 Townsend Associates LLC, a Delaware limited liability company

Tenant:	iRhythm Technologies, Inc., a Delaware corporation

Premises:	Approximately 11,064 square feet of rentable area located on the third floor of the Building, commonly referred to as Suite 380, as shown on the Floor Plan(s) attached to this Lease as Exhibit A

Term:	Twenty four (24) months, commencing on the Lease Commencement Date

Lease Commencement Date:	The date Landlord delivers possession of the Premises to Tenant following the full execution of this Lease

Target Delivery Date:	April , 2008

Rent Commencement Date:	The earlier of: (a) May 15, 2008 and (b) the date which is fourteen (14) days after the date of the full execution of this Lease

Expiration Date:	April 30, 2010

Base Rent:

	Annual Base Rent/Sq. Ft. (Net of Electrical)	Monthly Base Rent
Rent Commencement Date to the first anniversary of the Rent Commencement Date	$32.00	$29,504.00

First anniversary of the Rent Commencement Date to the Expiration Date	$33.00	$30,426.00

Extended Term (if applicable)	Base Rent to be determined pursuant to Section 3.2

Operating Expense Base Year:	Calendar Year 2008

Tax Base Year:	Fiscal Year 2007/2008

Tenant’s Percentage Share:	1.71%

Permitted Use:	General office use, research, development and administrative and other office related activities

Security Deposit:	$91,278.00

Building Directory Spaces:	One (1) directory strips

Parking Spaces:	Two (2) unreserved parking spaces on the roof level of the Project parking garage and up to two (2) reserved parking spaces on the third level of the Project parking garage.

Tenant’s Address:	Prior to Lease Commencement Date:

650 Townsend Street, Suite 250 San Francisco, California 94103 Attention: Chief Financial Officer

On and after Lease Commencement Date:

650 Townsend Street, Suite 380 San Francisco, California 94103 Chief Financial Officer

Landlord’s Address:	650 Townsend Associates LLC c/o TMG Partners 100 Bush Street, 26th Floor San Francisco, California 94104 Attn: Lynn Tolin

Brokers:

Landlord’s Broker:	The CAC Group

Tenant’s Broker:	Jones Lang LaSalle

Exhibits:

Exhibit A:	Floor Plan(s) of Premises
Exhibit B:	Rules and Regulations
Exhibit C:	RESERVED
Exhibit D:	Confirmation of Lease Term
Exhibit E:	Landlord’s Personal Property
Exhibit F:	Form of Letter of Credit

OFFICE LEASE

THIS LEASE is made and entered into by and between Landlord and Tenant as of the Lease Date.

Landlord and Tenant hereby agree as follows:

1. Definitions.

1.1 Terms Defined. The following terms have the meanings set forth below. Certain other terms have the meanings set forth elsewhere in this Lease.

Alterations: Alterations, additions or other improvements to the Premises made by or on behalf of Tenant (including the initial leasehold improvements, if any, made by or on behalf of Tenant).

Anti-Terrorism Law: Any Requirements relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them.

Bankruptcy Code: The United States Bankruptcy Code.

Base Operating Expenses and Base Real Property Taxes: The Operating Expenses and the Real Property Taxes allocable to the applicable Base Year, including, for purposes of the Base Real Property Taxes, any reduction in Base Real Property Taxes obtained by Landlord after the date hereof as a result of a commonly called Proposition 8 application.

Base Year: Base Year shall have the meaning, with respect to Base Operating Expenses, the Operating Expense Base Year set forth in the Basic Lease Information and, with respect to Base Real Property Taxes, the Tax Base Year set forth in the Basic Lease Information.

Building: The six- story office building of the Project, commonly known as Townsend Center, including related Common Areas and the parking garage.

Building Holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day and any other holidays generally recognized in the State of California.

Building Standard Hours: 8:00 a.m. to 6:00 p.m. on weekdays (except Building Holidays).

Building Systems: The life-safety, electrical, mechanical, heating, ventilation, air-conditioning, plumbing, fire-protection, telecommunications, or other utility systems serving the Premises, the Building, or the Project, as applicable.

Casualty: Fire, earthquake, or any other event of a sudden, unexpected, or unusual nature.

Casualty Discovery Date: Casualty Discovery Date shall have the meaning set forth in Section 12.1.

Claims: Any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

Common Areas: Those areas of the Project designated by Landlord, in its sole discretion, from time to time for the nonexclusive use of occupants of the Project, and their agents, employees, customers, invitees and licensees, and other members of the public. Common Areas do not include the exterior windows and walls and the roof of the Project, or any space in the Project (including in the Premises) used for common shafts, stacks, pipes, conduits, ducts, electrical or other utilities, telecommunication systems, or other installations for Building Systems serving the Project.

Confidential Information: Confidential Information shall have the meaning set forth in Section 31.24.

Control or Controlled by or Controlling: Ownership of more than fifty percent (50%) of all of the voting stock of a corporation or more than fifty percent (50%) of all of the legal and equitable interest in any other business entity.

Encumbrance: Any ground lease or underlying lease, or the lien of any mortgage, deed of trust, or any other security instrument now or hereafter affecting or encumbering the Project, or any part thereof or interest therein.

Encumbrancer: The holder of the beneficial interest under an Encumbrance.

Environmental Laws: All Requirements relating to the environment, health and safety, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials.

Equipment: Equipment shall have the meaning set forth in Section 32.2.

Escalation Rent: Tenant’s Percentage Share of the total dollar increase, if any, in Operating Expenses allocable to each calendar year, or part thereof, after the Operating Expense Base Year, over the amount of Base Operating Expenses, and Tenant’s Percentage Share of the total dollar increase, if any, in Real Property Taxes allocable to each tax fiscal year, or part thereof, after the Tax Base Year, over the Base Real Property Taxes.

Event of Default: Event of Default shall have the meaning set forth in Section 20.1.

Excess Rent: Excess Rent shall have the meaning set forth in Section 17.5(a).

Executive Order No. 13224: Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time.

Floor: The entire rentable area of any floor in the Building.

Hazardous Materials: Petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, mold, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws.

Impositions: Taxes, assessments, charges, excises and levies, business taxes, license, permit, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any Federal, State or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any Alterations; (ii) upon, or measured by, any Rent payable hereunder, including any gross receipts tax; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; or (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises. Impositions do not include franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

Indemnitees: Indemnitees shall have the meaning set forth in Section 16.1.

Interest Rate: The greater of (i) ten percent (10%) per annum, or (ii) the Prime Rate plus six percent (6%); provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the Interest Rate shall be automatically reduced to the maximum rate of interest permitted by applicable law.

Interference: Interference shall have the meaning set forth in Section 32.1.

Land: The parcel of land shown as Lot 9, Assessor’s Block 3783, on that certain map entitled “Parcel Map of a Portion of 100 VARA Block No. 412, Also Being a Portion of Assessor’s Block 3783,” which map was filed November 29, 1988, at Page 36, in Book 38, of Parcel Maps, of the Official Records of the City and County of San Francisco, California.

Landlord’s Personal Property: Landlord’s Personal Property shall have the meaning set forth in Section 33.

Lease Year: Each consecutive twelve (12) month period during the Term of this Lease, provided that the last Lease Year shall end on the Expiration Date.

Lines: Lines shall have the meaning set forth in Section 32.1.

Major Alterations: Alterations which (i) may affect the structural portions of the Project, (ii) may affect or interfere with the Project roof, walls, elevators, heating, ventilating, air conditioning, electrical, plumbing, telecommunications, security, life-safety or other Building Systems, (iii) may affect the use and enjoyment by other tenants or occupants of the Project of their premises, (iv) may be visible from outside the Premises, (v) utilize materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Project, (vi) result in the imposition on Landlord of any requirement to make any alterations or improvements to any portion of the Project (including handicap access and life safety requirements) in order to comply with Requirements, or (vii) increase the cost to clean, maintain or repair, or increase the cost to relet, the Premises.

Minor Alterations: Alterations (i) that are not Major Alterations, (ii) that do not require the issuance of a building or other governmental permit, authorization or approval, (iii) that do not require work to be performed outside the Premises in order to comply with Requirements, and (iv) the cost of which does not exceed Ten Thousand Dollars ($10,000.00) in any one instance.

Net Worth: The excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding, however, from the determination of total assets, goodwill and other intangibles.

Operating Expenses: All costs of management, operation, ownership, maintenance and repair of the Project, including: (i) salaries, wages, bonuses, other compensation and all payroll burden of employees, payroll, social security, worker’s compensation, unemployment and similar taxes and impositions with respect to such employees, and the cost of providing disability or other benefits imposed by law or otherwise with respect to such employees; (ii) property management fees (not to exceed three percent (3%) of the annual gross revenues of the Project) and expenses, including Landlord’s fees and expenses for any management performed by it; (iii) rental and other costs and expenses for Landlord’s, property management, and marketing offices in the Project; (iv) electricity, natural gas, water, waste disposal and recycling, sewer, heating, lighting, air conditioning and ventilating and other utilities; (v) janitorial, maintenance, security, life safety and other services, such as alarm service, window cleaning, elevator maintenance, landscaping and uniforms (and the cleaning and/or replacement thereof) for personnel providing services; (vi) materials, supplies, tools and rental equipment; (vii) license, permit and inspection fees and costs; (viii) insurance premiums and costs (including earthquake and/or flood if so elected by Landlord in its sole discretion), and the deductible portion of any insured loss under Landlord’s insurance or the amount that would be the deductible portion of such loss but for self-insurance thereof by Landlord; (ix) sales, use and excise taxes; (x) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any law, ordinance, rule, regulation or order relating to the Building; (xi) the cost of supplies and services such as telephone, courier services, postage and stationery supplies; (xii) normal repair and replacement of worn-out equipment, facilities and installations; (xiii) depreciation on personal property, including exterior window draperies provided by Landlord and Common Area floor coverings, and/or rental costs of leased furniture, fixtures, and equipment; (xiv) expenditures for capital improvements made at any time to the Project (A) that are intended in Landlord’s judgment as labor saving devices, or to reduce or eliminate other Operating Expenses or to effect other economies in the operation, maintenance, or management of the Project, or (B) that are necessary or appropriate in Landlord’s judgment for the health and safety of occupants of the Project, or (C) that are necessary under any Requirements which were not applicable to the Project as of the Lease Commencement Date, or (D) that are replacements of items which Landlord is obligated to maintain, all amortized over such reasonable period as Landlord shall determine at an interest rate of ten percent (10%) per annum, or, if applicable, the rate paid by Landlord on funds borrowed for the purpose of constructing or installing such capital improvements, (xv) the cost of operating the parking garage in the Project and the cost of parking fees and rents paid to the owner of another parcel for use of certain parking spaces therein (collectively “Parking Costs” ) net of parking fees and rents collected by Landlord in connection herewith provided, however, Landlord shall not be obligated to credit any sums received in excess of the actual Parking Costs; and (xvi) the cost of any shuttle service to and from the Building. Operating Expenses do not include: (1) Real Estate Taxes; (2) legal fees, brokers’ commissions or other costs incurred in the negotiation, termination, or extension of leases or in proceedings involving a specific tenant; (3) depreciation, except as set forth above; (4) interest, except as set forth above; (5) capital expenditures, except as set forth in clause (xiv) above, (6) electricity exclusively servicing the Premises which is separately metered to the Premises and for which Tenant shall be separately charged, (7) costs of correcting any non-compliance of the Project or any part thereof with applicable Requirements in effect as of the Lease Commencement Date; (8) cost for which Landlord is reimbursed by insurance proceeds , pursuant to a warranty or otherwise, receives a credit or is otherwise compensated (other than tenant reimbursements for Operating Expenses); (9) costs of repair or restoration required due to casualty damage or condemnation (other than commercially reasonable insurance deductible amounts which shall not be greater than $50,000 for any one occurrence), and (10) costs of clean-up, containment, restoration, removal or remediation of Hazardous Materials or related costs where the Hazardous Materials were not brought into the Project by Tenant or its agents (pursuant to which the provisions of Section 7.5 below shall apply), provided, however, that costs incurred in the cleanup or remediation of minor amounts of Hazardous Materials and customarily found in parking facilities may be included as Operating Expenses. In addition, Operating Expenses for the Operating Expense Base Year shall not include market-wide labor-rate increases due to extraordinary circumstances, such as boycotts and strikes, nor utility rate increases due to extraordinary circumstances, including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages. If less than one hundred percent (100%) of the rentable area of the Building is occupied during the Operating Expense Base Year or any subsequent calendar year during the Term, then actual Operating Expenses for the Operating Expense Base Year and such subsequent calendar year shall be adjusted to reflect Landlord’s reasonable estimate of Operating Expenses as if one hundred percent (100%) of the entire rentable area of the Building had been occupied. Landlord’s reasonable “gross up” of such Operating Expenses shall be final and binding on Tenant, in the absence of manifest error.

Prime Rate: The prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first day on which The Wall Street Journal is published in the month in which the subject sums are payable or incurred.

Prohibited Person: (i) A person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list.

Project: The Land, all buildings and other improvements at any time located on the Land, and all appurtenances related thereto, including the parking garage and loading dock area, collectively commonly known as Townsend Center.

Real Estate Taxes: Taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Project, or any personal property of Landlord used in the operation thereof or located therein, or Landlord’s interest in the Project or such personal property, by any Federal, State or local entity, including: (i) all real property taxes and general, special, supplemental and escape assessments; (ii) charges, fees or assessments for transit, public improvements, employment, job training, housing, day care, open space, art, police, fire or other governmental services or benefits; (iii) service payments in lieu of taxes; (iv) any tax, fee or excise on the use or occupancy of any part of the Project; (v) any tax, assessment, charge, levy or fee for environmental matters, or as a result of the imposition of mitigation measures, such as parking taxes, employer parking regulations or fees, charges or assessments due to the treatment of the Project, or any portion thereof or interest therein, as a source of pollution or stormwater runoff; (vi) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes; and (vii) consultants’ and attorneys’ fees and expenses incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes. Real Estate Taxes do not include: (A) franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Real Estate Tax; and (B) penalties, fines, interest or charges due for late payment of Real Estate Taxes by Landlord. If any Real Estate Taxes are payable, or may at the option of the taxpayer be paid, in installments, such Real Estate Taxes shall, together with any interest that would otherwise be payable with such installment, be deemed to have been paid in installments, amortized over the maximum time period allowed by applicable law.

Related Company: (i) An entity which Controls, is Controlled by, or is under common Control with Tenant; (ii) an entity into or with which Tenant is merged or consolidated; (iii) an entity to which at least ninety percent (90%) of Tenant’s assets are transferred; or (iv) Tenant, where Tenant admits additional members in connection with obtaining additional equity investment in Tenant, so long as the identity of the persons responsible for the operation and management of the business of Tenant does not change.

Rent: Base Rent, Escalation Rent and all other additional charges and amounts payable by Tenant in accordance with this Lease.

Rent Payment Direction: Rent Payment Direction shall have the meaning set forth in Section 21.3.

Requirements: All laws, including Environmental Laws, ordinances, rules, regulations, orders, decrees, permits, and requirements of courts and governmental authorities now or hereafter in effect, including the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder; the provisions of any insurance policy carried by Landlord or Tenant on any portion of the Project, or any property therein; the requirements of any independent board of fire underwriters; any directive or certificate of occupancy issued pursuant to any law by any public officer or officers applicable to the Project; the provisions of all recorded documents affecting any portion of the Project, as any such document may be amended from time to time; and all life safety programs, procedures and rules from time to time or at any time implemented or promulgated by Landlord.

Target Delivery Date: The date set forth in the Basic Lease Information as the Target Delivery Date.

Tenant Parties: Tenant, all persons or entities claiming by, through or under Tenant, and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members.

Tenant’s Percentage Share: The percentage set forth in the Basic Lease Information as Tenant’s Percentage Share, as adjusted by Landlord from time to time to take into account changes in the physical size of the Premises, the Building or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Project or otherwise. Landlord reserves the right from time to time to remeasure the Premises and the Building following a change in size and thereafter to adjust Tenant’s Percentage Share accordingly.

USA Patriot Act: The “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 10756), as may be amended from time to time.

Wattage Allowance: 4.5 watts times the rentable area in the Premises divided by 1,000, multiplied by the Building Standard Hours, with respect to connected load for general purposes, and 1.5 watts times the rentable area in the Premises divided by 1,000, multiplied by the Building Standard Hours, with respect to lighting, which shall result in kilowatt hours.

1.2 Basic Lease Information. The Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control.

1.3 Certain Defined Terms. The parties acknowledge that the rentable area of the Premises and the Building have been finally determined by the parties for all purposes under this Lease, including the calculation of Tenant’s Percentage Share.

2. Lease of Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the non-exclusive right to use, in common with others, the Common Areas, subject to the terms, covenants and conditions set forth in this Lease. Landlord reserves from the leasehold estate hereunder (i) all exterior walls and windows bounding the Premises, (ii) all space located within the Premises for common shafts, stacks, pipes, conduits, ducts, utilities, telecommunications systems, and other installations for Building Systems, the use thereof and access thereto, and (iii) the right to install, remove or relocate any of the foregoing for service to any part of the Project, including the premises of other tenants of the Building.

3. Term; Condition and Acceptance of Premises

3.1 Term; Condition and Acceptance of Premises. This Lease shall be effective as of the Lease Date. The Term of this Lease shall commence on the Lease Commencement Date and end on the Expiration Date, unless sooner terminated or extended pursuant to the provisions of this Lease. The design and construction of any Alterations that Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant shall be made pursuant to the provisions set forth in Article 10. Tenant agrees to accept the Premises in their “as-is” condition, without any representations or warranties by Landlord or by any agent of Landlord’s as to the condition of the Project or the suitability of the Project for Tenant’s intended use or business, and with no obligation of Landlord to make any alterations or improvements to the Premises or to provide any tenant improvement allowance; provided, however, that Landlord, at no cost to Tenant, shall paint the demising wall within the Premises with Building-standard paint. Landlord shall exercise commercially reasonable efforts to deliver possession of the Premises to Tenant in the condition required hereunder on or before the Target Delivery Date. If Landlord cannot deliver possession of the Premises to Tenant on or before the Target Delivery Date, this Lease shall not be void or voidable for a period of sixty (60) days thereafter, and Landlord shall not be in default or liable to Tenant for any loss or damage resulting therefrom. If Landlord has not delivered the Premises to Tenant on or before the expiration of the sixty (60) day period, then Tenant may terminate this Lease upon not less than ten (10) days prior written notice to Landlord, but in any event prior to delivery of the Premises. Tenant’s commencing business operations in all or any portion of the Premises shall constitute Tenant’s acceptance of the Premises in the condition required by this Lease. Within ten (10) days after request, Tenant shall execute and deliver to Landlord a Confirmation of Lease Term in the form of Exhibit D attached hereto.

3.2 Early Entry. If Tenant takes possession of or enters into the Premises prior to the Lease Commencement Date for any reason, including for the purposes of preparing the Premises for Tenant’s occupancy, such possession or entry shall be subject to all of the terms, covenants and conditions of this Lease, including Tenant’s insurance obligations contained in Article 14 and Tenant’s indemnity obligations contained in Article 16, but excluding Tenant’s obligation to pay Base Rent.

3.3 Option to Extend

(a) Exercise of Option to Extend Term. So long as (i) Tenant has not failed to cure any monetary defaults after applicable notice and cure periods during the one (1) year period preceding the date that Tenant exercises its Extension Option (as defined below) and

(ii) Tenant has not failed to cure any monetary defaults after applicable notice and cure periods during the period beginning on the date that Tenant exercises its Extension Option and continuing until the day which precedes the commencement of the Extended Term, Tenant shall have one (1) option (the “Extension Option”) to extend the initial Term for an additional period of thirty three (33) months (the “Extended Term”). To exercise Tenant’s option with respect to the Extended Term, Tenant shall give notice to Landlord not more than nine (9) months and not less than six (6) months prior to the expiration of the initial Term (“Election Notice”).

(b) Fair Market Rent. If Tenant properly and timely exercises Tenant’s Extension Option pursuant to Section 3.3(a) above, the Extended Term shall be upon all of the same tent’s, covenants and conditions of this Lease; provided, however, that the Base Rent applicable to the Premises for the Extended Term shall be one hundred percent (100%) of the “Fair Market Rent” for space comparable to the Premises as of the commencement of the Extended Term (but in no event less than Base Rent for the last month of the initial Term). “Fair Market Rent” shall mean the annual rental being charged for space comparable to the Premises in buildings comparable to the Building located in the South of Market Area of San Francisco, taking into account location, condition, existing improvements to the space, any improvements to be made to the Premises in connection with the Extended Term, and whether a brokerage commission is paid in connection with the extension.

(c) Determination of Rent. Within forty-five (45) days after the date of the Election Notice, Landlord and Tenant shall negotiate in good faith in an attempt to determine Fair Market Rent for the Extended Term. If they are unable to agree within said forty-five (45) day period, then the Fair Market Rent shall be determined as provided in Section 3.3(d) below.

(d) Appraisal. If it becomes necessary to determine the Fair Market Rent for the Premises by appraisal, the real estate appraiser(s) indicated in this Section 3.3(d), each of whom shall be members of the American Institute of Real Estate Appraisers and each of whom have at least five (5) years experience appraising office space located in the vicinity of the Premises, shall be appointed and shall act in accordance with the following procedures:

If the parties are unable to agree on the Fair Market Rent within the allowed time, either party may demand an appraisal by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of an appraiser selected by the party demanding the appraisal (“Notifying Party”). Within ten (10) days following the Notifying Party’s appraisal demand, the other party (“Non-Notifying Party”) shall either approve the appraiser selected by the Notifying Party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of said appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the ten (10) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two (2) appraisers are selected, they shall select a third appropriately qualified appraiser within ten (10) days of selection of the second appraiser. If the two (2) appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Fair Market Rent for the Premises within fifteen (15) days following his or her selection, which appraisal shall be conclusively determinative and binding on the parties as the appraised Fair Market Rent.

If multiple appraisers are selected, the appraisers shall meet not later than ten (10) days following the selection of the last appraiser. At such meeting, the appraisers shall attempt to determine the Fair Market Rent for the Premises as of the commencement date of the Extended Tel by the agreement of at least two (2) of the appraisers.

If two (2) or more of the appraisers agree on the Fair Market Rent for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall forthwith notify both Landlord and Tenant of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Fair Market Rent for the Premises, each appraiser shall submit to Landlord and Tenant his or her respective independent appraisal of the Fair Market Rent for the Premises, in simple letter form, within fifteen (15) days following appointment of the final appraiser. The parties shall then determine the Fair Market Rent for the Premises by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

If only one (1) appraiser is selected, then each party shall pay one-half (1/2) of the fees and expenses of that appraiser. If three (3) appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half (1/2) of the fees and expenses of the third appraiser.

(e) Restriction on Assignment. The Extension Option shall be personal to iRhythm Technologies, Inc., a Delaware corporation, or to a Related Company, and shall terminate upon any assignment of this Lease or any sublease of the Premises, other than to a Related Company.

3.4 Amendment to Lease. Immediately after the Fair Market Rent has been determined, the parties shall enter into an amendment to this Lease setting forth the Base Rent for the Extended Term and the new expiration date of the Term of the Lease. All other terms and conditions of the Lease shall remain in full force and effect and shall apply during the Extended Term, except that: (i) there shall be no further option to extend the Term beyond a date thirty three (33) months after the expiration of the initial Term, (ii) there shall be no rent concessions, and (iii) there shall be no construction allowance, tenant improvement allowance or similar provisions.

4. Rent.

4.1 Base Rent.

(a) Obligation to Pay Base Rent. Tenant shall pay Base Rent to Landlord during the Term, in advance, in equal monthly installments, commencing on the Rent Commencement Date, and thereafter on or before the first day of each calendar month during the

Term; provided, however, that upon signing this Lease, Tenant shall pay to Landlord an amount equal to the Base Rent for the first full month of the Term, which amount shall be applied to the Base Rent owing for the first month of the Tetra following the Rent Commencement Date. If the Rent Commencement Date is other than the first day of a calendar month, the installment of prepaid Base Rent for the first month of the Term shall be prorated on the basis of a thirty (30) day month, and the balance shall be credited to Base Rent owing for the second month following the Rent Commencement Date If the Expiration Date is other than the first day of a calendar month, or if this Lease shall be terminated as of a day other than the last day of a calendar month (except in the case of an Event of Default), the installment of Base Rent for the last fractional month of the Term shall be prorated on the basis of a thirty (30) day month.

(b) Adjustments to Base Rent. Subject to the tetras of this Section 4.1(b), Landlord shall adjust Base Rent payable for the twelve (12) month period commencing with the Rent Commencement Dated to equal an amount that would be payable hereunder by Tenant if Tenant was only leasing a portion of the Premises equal to 7,192 square feet of rentable areas (the “Initial Rent Adjustment”). As such, Tenant shall pay Base Rent for such twelve-month period in the amount of $19,178.67 each month. Landlord and Tenant acknowledge that the Initial Rent Adjustment is provided to induce Tenant to enter into this Lease, and in consideration of Tenant’s agreement to perform all of the terms, covenants and conditions to be performed by Tenant under this Lease, as and when performance is due during the Term. Landlord and Tenant further acknowledge that Landlord would not have granted the Initial Rent Adjustment but for Tenant’s agreement to perform all of the terms, covenants, and conditions to be performed by it under this Lease for the entire Term, and that Landlord’s agreement to adjust Base Rent is, and shall remain, conditioned upon Tenant’s faithful performance of all of the tetras, covenants and conditions to be performed by Tenant under this Lease for the entire Tenn. Accordingly, if an Event of Default shall occur hereunder and Landlord terminates this Lease as a result thereof, Tenant shall pay as liquidated damages for Landlord’s granting the Initial Rent Adjustment and not as a penalty, within thirty (30) days after the occurrence of the Event of Default, as Additional Rent, the amount equal to the Base Rent due hereunder for the twelve month period following the Rent Commencement Date less the amount of the Initial Rent Adjustment actually paid by Tenant to Landlord.

4.2 Manner of Rent Payment. All Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset, in lawful money of the United States of America, and if payable to Landlord, at Landlord’s Address, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.

4.3 Additional Rent. All Rent not characterized as Base Rent or Escalation Rent shall constitute additional rent, and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable fifteen (15) days after Tenant’s receipt of Landlord’s invoice therefor.

4.4 Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant when due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of such Rent. Any Rent, other than late charges, due Landlord under this Lease, if not paid when due, shall also bear interest at the Interest Rate from the date due until paid. The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of an Event of Default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease.

5. Calculation and Payments of Escalation Rent. During each full or partial calendar year of the Term subsequent to the Base Year, Tenant shall pay to Landlord Escalation Rent in accordance with the following procedures:

5.1 Payment of Estimated Escalation Rent. During December of the Base Year and December of each subsequent calendar year, or as soon thereafter as practicable, Landlord shall give Tenant notice of its estimate of Escalation Rent due for the ensuing calendar year. On or before the first day of each month during each ensuing calendar year, Tenant shall pay to Landlord in advance, in addition to Base Rent, one-twelfth (1/12th) of such estimated Escalation Rent, unless such notice is not given in December, in which event Tenant shall continue to pay on the basis of the prior calendar year’s estimate until the month after such notice is given, and subsequent payments by Tenant shall be based on Landlord’s notice. With the first monthly payment based on Landlord’s notice, Tenant shall also pay the difference, if any, between the amount previously paid for such calendar year and the amount which Tenant would have paid through the month in which such notice is given, based on Landlord’s noticed estimate. If at any time Landlord reasonably determines that the Escalation Rent for the current calendar year will vary from Landlord’s estimate, Landlord may, by notice to Tenant, revise its estimate for such calendar year, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate.

5.2 Escalation Rent Statement and Adjustment. Within one hundred twenty (120) days after the close of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year, showing in reasonable detail (i) the Operating Expenses and the Real Property Taxes comprising the actual Escalation Rent, and (ii) payments made by Tenant on account of Operating Expenses and Real Property Taxes for such calendar year. If Landlord’s statement shows that Tenant owes an amount that is more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within fifteen (15) days after delivery of the statement. If Landlord’s statement shows that Tenant owes an amount that is less than the payments previously made by Tenant for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after the termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. Notwithstanding any provision in this Lease to the contrary, however, in no event shall any decrease in Operating Expenses or Real Property Taxes below the Base Operating Expenses or Base Real Property Taxes, respectively, entitle Tenant to any refund, decrease in Base Rent, or any credit against sums due under this Lease. All annual statements shall be conclusive and binding upon Tenant; provided, however, that Landlord may revise the annual statement for any calendar year if Landlord first receives invoices from third parties, tax bills or other information relating to adjustments to

Operating Expenses or Real Property Taxes allocable to such calendar year after the initial issuance of such annual statement, and/or the amount of Operating Expenses or Real Property Taxes allocable to the applicable Base Year is subsequently adjusted.

5.3 Proration for Partial Year. If the Commencement Date is other than the first day of a calendar year or if this Lease terminates other than on the last day of a calendar year (other than due to an Event of Default), the amount of Escalation Rent for such fractional calendar year shall be prorated on the basis of twelve 30-day months in each calendar year. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above.

6. Impositions Payable by Tenant. Tenant shall pay all Impositions prior to delinquency. If billed directly, Tenant shall pay such Impositions and concurrently present to Landlord satisfactory evidence of such payments. If any Impositions are billed to Landlord or included in bills to Landlord for Real Estate Taxes, then Tenant shall pay to Landlord all such amounts within fifteen (15) days after receipt of Landlord’s invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition.

7. Use of Premises.

7.1 Permitted Use. The Premises shall be used solely for the Permitted Use and for no other use or purpose.

7.2 No Violation of Requirements. Tenant shall not do, bring or keep in or about the Premises or any other portion of the Project, nor permit anyone under its control to do, bring or keep in or about the Premises or any other portion of the Project, anything which (i) is prohibited by, will in any way conflict with, or would invalidate any Requirements; or (ii) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or increase the existing rate of or adversely affect any insurance policy carried by Landlord, or subject Landlord to any liability or responsibility for injury to any person or property; or (iii) will in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them. If Tenant does or permits anything to be done which increases the cost of any policy of insurance carried by Landlord, or which results in the need, in Landlord’s sole judgment, for additional insurance to be carried by Landlord or Tenant with respect to any portion of the Project, then Tenant shall reimburse Landlord, upon demand, for any such additional premiums or costs, and/or procure such additional insurance, at Tenant’s sole cost and expense. Invocation by Landlord of such right shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use that gives rise to the additional insurance premium or requirement or from invoking any other right or remedy available to Landlord under this Lease. Tenant shall not bring into the Premises or any portion thereof, any furniture, fixtures and/or equipment, and/or make any Alterations to the Premises, the aggregate weight of which would exceed the specified live load capacity of the Floor or Floors on which the Premises are located.

7.3 Compliance with Requirements. Tenant, at its cost and expense, shall promptly comply with all Requirements applicable to Tenant’s use or occupancy of, or business conducted in, the Premises, and shall maintain the Premises and all portions thereof in compliance with all applicable Requirements. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding involving Tenant, whether or not Landlord is party thereto, that Tenant is in non-compliance with any Requirement shall be conclusive of that fact. In complying with the obligations under this Section 7.3, Tenant shall only be required to make modifications to the Premises or any portion of the Project outside the Premises (including whether structural or capital in nature) to the extent necessitated, in whole or in part, by (i) Tenant’s particular use or occupancy of, or business conducted in, the Premises, (ii) any Alterations, or (iii) an Event of Default, or Landlord may elect to perform such modifications at Tenant’s expense.

7.4 No Nuisance. Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Project, which would injure or annoy, or obstruct or interfere with the rights of, Landlord or other occupants of the Project, or others lawfully in or about the Project; (ii) except to the extent of the Permitted Use, (a) use or allow the Premises to be used in any manner inappropriate for a first-class office building and the Project, or (b) use or allow the Premises to be used for any improper or objectionable purposes, or (c) do or permit any act which in Landlord’s sole judgment might damage the reputation of the Project; or (iii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Project.

7.5 Compliance With Environmental Laws; Use of Hazardous Materials. Without limiting the generality of Section 7.3 above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to the use and occupancy of any portion of the Project pursuant to this Lease. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Project, except in accordance with the Rules and Regulations and only to the extent required for the conduct of Tenant’s business. In the event of a release of any Hazardous Materials caused by, or due to the act or neglect of, Tenant or any other Tenant Parties, Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s sole discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.

8. Building Services.

8.1 Maintenance of Project. Landlord shall maintain the Common Areas, all exterior landscaping, the windows in the Building, the mechanical, plumbing and electrical equipment serving the Building, the telephone cable distribution system serving the Building to the telephone terminal on each Floor, the common shafts, stacks, pipes, conduits, and ducts containing such equipment and systems and the space containing them, and the structure of the Building, in reasonably good order and condition, except for ordinary wear and tear, damage by Casualty or condemnation, or damage occasioned by the act or omission of Tenant or any other Tenant Parties, which damage by Tenant or Tenant’s Parties shall be repaired by Landlord at Tenant’s expense. Landlord shall have the right, exercised by Landlord in its sole discretion, in connection with its maintenance of the Project hereunder, (i) to change the arrangement and/or location of any Common Area amenity, installation or improvement, or other public parts of the Project, and (ii) to utilize portions of the Common Areas from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that Landlord may determine are desirable.

8.2 Building-Standard Services. Landlord shall cause to be furnished to the Building: (i) tepid and cold water to those points of supply and in volumes provided for general use of tenants in the Building; (ii) electricity up to the Wattage Allowance (on a daily, noncumulative basis) for lighting and the operation of electrically powered office equipment; (iii) heat, ventilation and air conditioning as reasonably determined by Landlord during Building Standard Hours; (iv) passenger elevator service; (v) freight elevator service subject to then applicable Building-standard procedures and scheduling; (vi) lighting replacement for Building-standard lights; (vii) restroom supplies; (viii) window washing as determined by Landlord; and (ix) janitor service on a five (5) day per week basis (excluding Building holidays), except Landlord shall not be required to clean portions of the Premises used for preparing or consuming food or beverages or provide special treatment or services for above-standard tenant improvements. Landlord may establish in the Premises or other portions of the Project such measures as it deems necessary or appropriate to conserve energy, including automatic switching of lights and/or more efficient forms of lighting. When and if so elected by Landlord, in its sole discretion from time to time or at any time, Landlord may also provide security services for the Project (but not individually for Tenant or the Premises) of such scope and type as Landlord may determine in its sole discretion. Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security services which Landlord elects to provide, or on account of Landlord’s election not to provide any security service or services, or for the failure of any security services to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

8.3 Interruption or Unavailability of Services. Landlord shall not be in default hereunder or liable for any damages directly or indirectly resulting from, Rent shall not be abated, no constructive or other eviction shall be construed to have occurred, and Tenant shall not be relieved from any of its obligations under this Lease, by reason of the failure to furnish or delay in furnishing any maintenance or services under this Article 8, regardless of the cause of such failure. Landlord shall use commercially reasonable efforts promptly to remedy any failure or interruption in the furnishing of such maintenance or services. Landlord makes no warranty or representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Project or the Premises to maintain temperatures that may be required for, or because of, any of

Tenant’s fixtures or equipment which uses other than the fractional horsepower normally required for standard office equipment and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

8.4 Tenant’s Use of Excess Electricity and Water; Premises Occupancy Load. Tenant shall not, without Landlord’s prior consent, which shall not be unreasonably withheld: (i) install in the Premises, (A) lighting, equipment, and/or apparatus, the aggregate average monthly power usage of which exceeds the Wattage Allowance, or which requires a voltage other than 110 volts single-phase, (B) heat-generating or heat-sensitive equipment, or lighting other than Building-standard lights, (C) supplementary air conditioning facilities, (D) Alterations which reconfigure the Premises, or fixtures or equipment therein, affecting the temperature otherwise maintained by the Building-standard heating, ventilation and air conditioning system, or (E) equipment that requires a separate temperature-controlled room, or (ii) permit occupancy levels in excess of one person per two hundred (200) feet of rentable area. If, pursuant to this Section 8.4, Landlord consents to any installation or occupancy pursuant to clauses (i) or (ii) above, Landlord may, at Landlord’s election after notice to Tenant or upon Tenants request, install supplementary air conditioning facilities in the Premises, or otherwise modify the heating, ventilation and air conditioning system serving the Premises, and/or increase the supply of electricity to the Premises, in order to maintain the temperature otherwise maintained by the Building heating, ventilation, and air conditioning system, and/or to supply any increase in the electricity demand of the Premises, and/or to serve any separate temperature-controlled room. Tenant shall pay the cost of any transformers, additional risers, panel boards, and all other facilities if, when and to the extent installed hereunder or required to furnish power for, and all costs of supplying and maintaining, any supplementary air conditioning facilities or modified ventilating and air conditioning equipment. The capital, maintenance and service costs of installing, supplying, and maintaining any such facilities, utilities, and modifications shall be paid by Tenant as Rent. Landlord, at its election and at Tenant’s expense, may also install and maintain an electric current meter or water meter (together with all necessary wiring and related equipment) at the Premises to measure the power and/or water usage of electricity and/or such ventilation and air conditioning equipment, or may otherwise cause such usage to be measured by reasonable methods.

8.5 Provision of Additional Services. If Tenant desires services in amounts additional to or at times different from those set forth in Section 8.2 above, or any other services that are not provided for in this Lease, Tenant shall make a request for such services to Landlord with such advance notice as Landlord may reasonably require. If Landlord provides such services to Tenant, Tenant shall pay Landlord’s charges for such services (including Landlord’s then Building-standard administrative fee and such indirect costs as engineers’ expenses and a reasonable allowance for wear and tear on the Building Systems) within fifteen (15) days after Tenant’s receipt of Landlord’s invoice.

8.6 Tenant’s Supplemental Air Conditioning. If Landlord consents to Tenant’s installation of supplemental air conditioning facilities under Section 8.4 above, Tenant shall have access to and use of up to and not to exceed ten (10) tons of the Building’s mechanically chilled water for such supplemental facilities. Tenant shall reimburse Landlord for (i) Landlord’s charges for Tenant’s usage of such chilled water, and (ii) Tenant’s Percentage Share of Landlord’s charges for maintaining the system that supplies such chilled water, within thirty (30) days after Tenant’s receipt of Landlord’s invoice. Landlord shall have the right to install, at Tenant’s cost and expense, meters to measure Tenant’s usage hereunder for purposes of calculating the charges payable by Tenant for such condenser water. As of the Lease Date, Landlord’s charge for after hours air-conditioning is $150.00 per hour per quadrant and Landlord’s charges for after hours ventilation is $24.00 per hour per quadrant.

8.7 Tenant’s Electrical Consumption. The electricity servicing the Premises is separately metered. Tenant shall be separately billed for all electrical consumption at the Premises based on Landlord’s actual costs of such electrical consumption.

9. Maintenance of Premises. Tenant shall, at Tenant’s cost and expense, keep the Premises in good condition and repair, except for ordinary wear and tear, damage by Casualty or condemnation, and the maintenance and repair to be performed by Landlord pursuant to Section 8.1 above. Except as specifically set forth in this Lease, Landlord (i) has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, or any part thereof, and (ii) has no obligation respecting the condition, maintenance and repair of the Premises or any other portion of the Project. Tenant hereby waives all rights, including under Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law now or hereafter in effect, to make repairs which are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent or in lieu thereof to vacate the Premises or terminate this Lease.

10. Alterations to Premises. All Alterations shall be made in accordance with the standard procedures, specifications, and details (including the standard for construction and quality of materials in the Project) as then established by Landlord, all applicable Requirements, and the provisions of this Article 10. In the event of any conflict between this Article 10 and the Building-standard procedures, specifications or details then in effect, the provisions of this Article 10 shall govern.

10.1 Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which as to any Major Alterations may be given or withheld in Landlord’s sole discretion, and as to any other Alterations will not be unreasonably withheld, conditioned or delayed.

10.2 General Requirements.

(a) All Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.

(b) All Alterations shall be performed only by contractors, engineers or architects approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the Building Systems. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance.

(c) Prior to commencement of the Alterations, Tenant shall deliver to Landlord (i) any building or other permit required by Requirements in connection with the Alterations; (ii) a copy of executed construction contract(s); and (iii) written acknowledgments from all materialmen, contractors, artisans, mechanics, laborers and any other persons furnishing to Tenant with respect to the Premises any labor, services, materials, supplies or equipment in excess of Five Thousand Dollars ($5,000.00) in the aggregate that they will look exclusively to Tenant for payment of any sums in connection therewith and that Landlord shall have no liability for such costs. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations: (A) commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than Two Million Dollars ($2,000,000.00) in the aggregate; (B) commercial automobile liability insurance with a policy limit of not less than Two Million Dollars ($2,000,000.00) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto,” and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; and (C) worker’s compensation with statutory limits and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence. All insurance required by this Article 10 shall be issued by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. All such insurance policies (except workers’ compensation insurance) shall (i) provide that Landlord, Landlord’s managing agent, any Encumbrancer, and any other person requested by Landlord is designated as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent, (2) specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and (3) provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant shall cause Tenant’s general contractor to notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Landlord may inspect the original policies of such insurance coverage at any time. Upon Landlord’s request, Tenant shall deliver complete certified copies of such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord. Tenant acknowledges and agrees that Landlord may require other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance.

(d) Tenant shall give Landlord at least fifteen (15) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall comply with the requirements of Section 3110.5 of the California Civil Code as the contracting owner, to the extent applicable, and prior to commencement of construction, Tenant shall provide Landlord with evidence of compliance with said statute. Tenant acknowledges that the contractual waiver of the benefits of California Civil Code Section 3110.5 is expressly declared to be against public policy.

(e) Tenant shall promptly commence construction of Alterations, cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Project, and complete the same with due diligence as soon as possible after commencement. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Project.

(f) In addition to the foregoing, as a condition of its consent to Alterations hereunder costing in excess of Fifty Thousand and 00/100 ($50,000.00), Landlord may impose any requirements that Landlord considers necessary or desirable, including a requirement that Tenant provide Landlord with a surety bond, a letter of credit, or other financial assurance that the cost of the Alterations will be paid when due.

10.3 Landlord’s Right to Inspect. Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable Requirements, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.

10.4 Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of San Francisco in accordance with Civil Code Section 3093 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Five Thousand Dollars ($5,000.00) in the aggregate.

10.5 Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord.

10.6 Ownership and Removal of Alterations.

(a) Ownership. All Alterations fixtures, equipment and furnishings installed in the Premises at Tenant’s expense shall be the Tenant’s property and may be removed from the Premises at any time, so long as Tenant repairs all damages caused by the removal of such property, provided, however, that if the Tenant elects to surrender and is permitted by Section 10.6(b) to surrender the Alteration to Landlord, the same shall become a part of the Project and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment and movable furniture shall remain the property of Tenant.

(b) Removal. If required by Landlord at the time Landlord consents to the Alterations, Tenant, prior to the expiration of the Term or termination of this Lease, shall, at Tenant’s sole cost and expense, (i) remove any or all Alterations, (ii) restore the Premises to the condition existing prior to the installation of such Alterations, and (iii) repair all damage to the Premises or Project caused by the removal of such Alterations. Tenant shall use a contractor designated by Landlord for such removal and repair. If Tenant fails to remove, restore and repair under this Section, then Landlord may remove such Alterations and perform such restoration and repair, and Tenant shall reimburse Landlord for costs and expenses incurred by Landlord in performing such removal, restoration and repair. Subject to the foregoing provisions regarding removal and except as provided in Section 10.6(a), all Alterations shall be Landlord’s property and at the expiration of the Term or termination of this Lease shall remain on the Premises without compensation to Tenant.

10.7 Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

10.8 Landlord’s Fee. In connection with installing or removing Alterations, Tenant shall pay Landlord’s then standard charges for review and approval of Tenant’s plans, specifications and working drawings, and administration by Landlord of the construction, installation or removal of Alterations, and restoration of the Premises to their previous condition. Landlord may hire third parties to review Tenant’s plans, specifications and working drawings and/or to supervise the construction, installation or removal of Alterations from the Premises, in which event Tenant shall reimburse Landlord for the fees and costs charged by such third parties. Tenant shall pay the amount of all fees and costs owing pursuant to this Section 10.8 within fifteen (15) days after receipt from Landlord of a statement or invoice therefor.

11. Liens. Tenant shall keep the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant pursuant to this Lease or otherwise. Landlord shall have the right to post and keep posted on the Premises any notices permitted or required by law or which Landlord may deem to be proper for the protection of

Landlord and the Project from such liens. If Tenant does not, within ten (10) days following the recording of notice of any such lien, cause the same to be released of record or bonded against, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by any means as Landlord shall deem proper, including by payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as additional rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. The bond permitted under this Section shall be issued by a company reasonably acceptable to Landlord.

12. Damage or Destruction.

12.1 Obligation to Repair. Except as otherwise provided in this Article 12, if the Premises, or any other portion of the Project necessary for Tenant’s use and occupancy of the Premises, are damaged or destroyed by Casualty, Landlord shall, within ninety (90) days after Landlord obtains actual knowledge of such damage or destruction (“Casualty Discovery Date”) or as soon thereafter as possible, notify Tenant of the estimated time, in Landlord’s reasonable judgment, required to repair such damage or destruction (“Landlord’s Casualty Notice”). If Landlord estimates that the necessary repairs can be completed within ninety (90) days after the date of Landlord’s Casualty Notice, and if Landlord receives insurance proceeds sufficient for such purpose, then (i) Landlord shall repair the Premises, and/or the portion of the Project necessary for Tenant’s use and occupancy of the Premises, to substantially the condition existing immediately before such damage or destruction, to the extent commercially reasonable and as permitted by and subject to then applicable Requirements; (ii) this Lease shall remain in full force and effect; and (iii) to the extent such damage or destruction did not result from the negligence or willful act or omission of Tenant or any other Tenant Parties, Base Rent shall abate to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental abatement or business interruption insurance maintained by Landlord, for such part of the Premises rendered unusable by Tenant in the conduct of its business during the time such part is so unusable, in the proportion that the rentable area contained in the unusable part of the Premises bears to the total rentable area of the Premises.

12.2 Landlord’s Election. If Landlord estimates that the necessary repairs cannot be completed within ninety (90) days after the date of Landlord’s Casualty Notice, or if insurance proceeds are insufficient for such purpose, or if Landlord does not otherwise have the obligation to repair or restore the damage or destruction pursuant to Section 12.1, then in any such event Landlord may elect, in Landlord’s Casualty Notice to Tenant pursuant to Section 12.1 to (i) terminate this Lease or (ii) repair the Premises or the portion of the Project necessary for Tenant’s use and occupancy of the Premises pursuant to the applicable provisions of Section 12.1 above. If Landlord terminates this Lease, then this Lease shall terminate as of the date specified in Landlord’s Casualty Notice.

12.3 Tenant’s Election. If Landlord estimates that the necessary repairs cannot be completed within one hundred eighty (180) days after the date of Landlord’s Casualty Notice, then Tenant may elect within fifteen (15) days after receipt of Landlord’s Casualty Notice to terminate this Lease as of the date of Tenant’s notice.

12.4 Cost of Repairs. Subject to the provisions of this Article 12, Landlord shall repair the Project and all improvements in the Premises, other than Alterations. Tenant shall pay the cost to repair Alterations. Tenant shall also replace or repair, at Tenant’s cost and expense, Tenant’s furniture, equipment, trade fixtures and other personal property in the Premises. Tenant shall be responsible for insuring one hundred percent (100%) of the cost of repair and replacement under this Section 12.4, and shall provide evidence of such insurance to Landlord from time to time or at any time upon request from Landlord.

12.5 Damage at End of Term. Notwithstanding anything to the contrary contained in this Article 12, if the Premises, or any portion thereof, are damaged or destroyed by Casualty within the last six (6) months of the Lease Year of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the Casualty Discovery Date. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such 90-day period.

12.6 Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Premises, or any other portion of the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2) and 1933(4), providing for the termination of a lease upon destruction of the leased property.

13. Eminent Domain.

13.1 Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Premises is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Premises, Landlord and Tenant shall each have the right to terminate this Lease by notice to the other given within sixty (60) days after the effective date of such taking, if the portion of the Premises taken is of such extent and nature so as to materially impair Tenant’s business use of the balance of the Premises. Such termination shall be operative as of the effective date of the taking. Landlord may also terminate this Lease on a taking of any portion of the Project if Landlord determines in its sole discretion that (i) such taking is of such extent and nature as to render the operation of the remaining Project economically infeasible or to require a substantial alteration or reconstruction of such remaining portion, or (ii) the amount of the award payable to Landlord under Section 13.2 below, after deducting all costs and expenses incurred by Landlord in connection with such taking, is not sufficient to restore the Project (including the Premises) pursuant to Section 13.3 below. Landlord shall elect termination under clause (i) or (ii) above by notice to Tenant given within ninety (90) days after the effective date of such taking or as soon thereafter as possible, and such termination shall be operative as of the effective date of such taking. Upon a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the rentable area of the Premises so taken bears to the total rentable area of the Premises.

13.2 Condemnation Proceeds. All compensation awarded or received in connection with a taking shall be the property of Landlord, and Tenant hereby assigns to Landlord any and all elements of said compensation which Tenant would, in the absence of said assignment, have been entitled to receive. Specifically, and without limiting the generality of the foregoing, said assignment is intended to include: (i) the “bonus value” represented by the difference, if any, between Rent under this Lease and market rent for the unexpired Term of this Lease, (ii) the value of improvements to the Premises, whether said improvements were paid for by Landlord or by Tenant, (iii) the value of any trade fixtures, and (iv) the value of any and all other items and categories of property for which payment of compensation may be made in any such taking. Notwithstanding the foregoing, Tenant shall be entitled to receive any award of compensation for loss of or damage to the goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”) and for any moving or relocation expenses which Tenant is entitled under the law to recover directly from the public agency which acquires the Premises.

13.3 Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), Landlord and Tenant shall restore the Premises to substantially the condition existing immediately before such taking, to the extent commercially reasonable and as permitted by and subject to then applicable Requirements. Landlord and Tenant shall perform such restoration in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.

13.4 Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any portion thereof or of the Project, are taken within the last six (6) months of the last Lease Year of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such 90-day period.

13.5 Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Project are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar successor statute.

14. Insurance.

14.1 Liability Insurance. Tenant, at its cost and expense, shall procure and maintain, from the Lease Date and throughout the Term, the following insurance:

(a) Commercial General Liability Insurance. Tenant shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, in the aggregate, of not less than Three Million Dollars ($3,000,000.00). Such policy(ies) shall cover bodily injury, property damage, personal injury, and advertising injury arising out of or relating (directly or indirectly) to Tenant’s business operations, conduct, assumed liabilities, or use or occupancy of the Premises or the Project, and shall include all the coverages typically provided by the Broad Form Commercial General Liability Endorsement, including broad form property damage coverage (which shall include coverage for completed operations). Tenant’s liability coverage shall further include premises-operations coverage. It is the parties’ intent that Tenant’s contractual liability coverage provides coverage to the maximum extent possible of Tenant’s indemnification obligations under this Lease.

(b) Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

(c) Tenant’s Property Insurance. Tenant shall maintain property insurance coverage, extended coverage and special extended coverage insurance for all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises and the Project. Tenant shall have no obligation to insure Landlord’s Personal Property; Landlord shall carry any insurance it desires to carry with respect to Landlord’s Personal Property. Tenant’s insurance policy shall (i) be written on the broadest available “all risk” (special-causes-of-loss) policy form or an equivalent form acceptable to Landlord, (ii) include an agreed-amount endorsement for no less than the full replacement cost (new without deduction for depreciation) of the covered items and property, and (iii) include vandalism and malicious mischief coverage, sprinkler leakage coverage, and earthquake sprinkler leakage coverage.

(d) Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all direct or indirect loss of income and charges and costs incurred arising out of all perils, failures, or interruptions, including any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment), and the prevention of, or denial of use of or access to, all or part of the Premises or the Project, as a result of those perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than twelve (12) months and shall be carried in amounts necessary to avoid any coinsurance penalty that could apply. The business interruption, loss of income and extra expense coverage shall be issued by the insurer that issues Tenant’s property insurance under Section 14.1(c) above.

(e) Other Tenant Insurance Coverage. Not more often than once every year and upon not less than thirty (30) days’ prior written notice, Landlord may require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if Landlord reasonably determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance.

14.2 Form of Policies. The minimum limits of policies and Tenant’s procurement and maintenance of such policies described in Section 14.1 shall in no event limit the liability of Tenant under this Lease. All insurance required by this Article 14 shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. Any insurance policy under this Article 14 may be maintained under a “blanket policy,” insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished. No policy maintained by Tenant under this Article 14 shall contain a deductible greater than Twenty-Five Thousand Dollars ($25,000.00). Tenant shall provide Landlord a certificate of each policy of insurance required hereunder certifying that the policies contain the provisions required. Tenant shall deliver such certificates to Landlord within thirty (30) days after the Lease Date, but in no event later than the date that Tenant or any other Tenant Parties first enter the Premises and, upon renewal, not fewer than ten (10) days prior to the expiration of such coverage. In addition, Tenant shall deliver to Landlord a copy of each policy of insurance required hereunder upon Landlord’s request. All Tenant’s liability insurance shall provide (i) that Landlord, Landlord’s managing agent, any Encumbrancer, and any other person requested by Landlord, is designated as an additional insured without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 37 10 01 or its equivalent; (ii) for severability of interests or that acts or omissions of one of the insureds or additional insureds shall not reduce or affect coverage available to any other insured or additional insured (if available); (iii) that the aggregate liability applies solely to the Project; and (iv) that Tenant’s insurance is primary and noncontributory with any insurance carried by Landlord. All Tenant’s insurance shall provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant shall notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Any self insurance or self insured retention provisions under, or with respect to, any insurance policies maintained by Tenant hereunder shall be subject to Landlord’s prior written approval, which Landlord may give or withhold in its sole discretion.

14.3 Vendors’ Insurance. In addition to any other provision in this Lease (including, without limitation, Article 10 above), Landlord may require Tenant’s vendors and contractors to carry such insurance as Landlord shall deem reasonably necessary.

15. Waiver of Subrogation Rights. Notwithstanding anything to the contrary contained in this Lease, each party, for itself and, without affecting any insurance maintained by such party, on behalf of its insurer, releases and waives any right to recover against the other party, its successors and assigns and their respective officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises and Landlord’s Personal Property, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

16. Tenant’s Waiver of Liability and Indemnification.

16.1 Waiver and Release. To the fullest extent permitted by Requirements, neither Landlord nor any of Landlord’s employees, agents, contractors, licensees, invitees, representatives,

officers, directors, shareholders, partners, and members (together, the “Indemnitees”) shall be liable to Tenant or any other Tenant Parties for, and Tenant waives as against and releases Landlord and the other Indemnitees from, any and all Claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises and/or any other portion of the Project, arising at any time and from any cause whatsoever. The foregoing waiver shall apply to (i) Claims caused in whole or in part by any third party (including any tenant or other occupant of the Project), (ii) Claims caused in whole or in part by any active or passive act, error, omission, or negligence of Landlord or any other Indemnitee, (iii) Claims in which liability without fault or strict liability is imposed, or sought to be imposed, on Landlord or any other Indemnitee, and (iv) Claims caused in whole or in part by earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, windows, basement or other portion of the Premises or Project. The foregoing waiver shall not apply to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim against an Indemnitee was proximately caused by such Indemnitee’s fraud, willful injury to person or property, or violation of Requirements. In that event, however, the waiver under this Section 16.1 shall remain valid for all other Indemnitees. The provisions of this Section 16.1 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.1 are fully, finally, and absolutely barred by the applicable statutes of limitations. Tenant acknowledges that this Section was negotiated with Landlord, that the consideration for it is fair and adequate, and that Tenant had a fair opportunity to negotiate, accept, reject, modify or alter it.

16.2 Indemnification of Landlord.

(a) To the fullest extent per rifted by Requirements, Tenant shall indemnify, defend, protect and hold Landlord and the other Indemnitees harmless of and from Claims arising out of or in connection with, or related to any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Indemnitees, any immunity to which Tenant may be entitled under any worker’s compensation laws: (i) the making of Alterations, or (ii) injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (A) the use or occupancy of, or the conduct of business in, the Premises; (B) damage to the telephone distribution system of the Project caused by Tenant; (C) the use, generation, storage, handling, release, transport, or disposal by Tenant or any other Tenant Parties of any Hazardous Materials in or about the Premises or any other portion of the Project; (D) any other occurrence or condition in or on the Premises; and (E) acts, neglect or omissions of Tenant or any other Tenant Parties in or about any portion of the Project. The foregoing indemnification shall apply regardless of the active or passive negligence of Indemnitees and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on Indemnitees. The foregoing indemnification shall not apply in favor of any particular Indemnitee to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim was proximately caused by the willful misconduct of such Indemnitee. In that event, however, the indemnification under this Section 16.2 shall remain valid for all other Indemnitees.

(b) Landlord shall have the right to approve legal counsel proposed by Tenant for defense of any Claim indemnified against hereunder or under any other provision of this Lease. If Landlord disapproves the legal counsel proposed by Tenant for the defense of any Claim indemnified against hereunder, Landlord shall have the right to appoint its own legal counsel, the reasonable fees, costs and expenses of which shall be included as part of Tenant’s indemnity obligation hereunder.

(c) The provisions of this Section 16.2 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

17. Assignment and Subletting.

17.1 Compliance Required. Tenant shall have no right, directly or indirectly, voluntarily or by operation of law, to sell, assign or otherwise transfer this Lease, or any interest herein (collectively, “assign” and “assignment”), or sublet the Premises, or any part thereof, or permit the occupancy of the Premises by any person other than Tenant (collectively, “sublease” and “subletting,” the assignee or sublessee under an assignment or sublease being referred to as a “transferee”) without Landlord’s prior consent, which consent shall not be unreasonably withheld. Any assignment or subletting made in violation of this Article 17 shall, at Landlord’s option, be void. As used herein, an “assignment” includes any sale or other transfer (such as by consolidation, merger or reorganization) in one or more transactions of (i) a majority of the voting stock of Tenant, if Tenant is a corporation, or (ii) a majority of the beneficial interests in Tenant, if Tenant is any other form of entity. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010 et seq., and are fully enforceable by Landlord against Tenant. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

17.2 Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with the identity of the parties to the transaction, the nature of the transferee’s proposed business use for the Premises, the proposed documentation for and terms of the transaction, and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein, including certified financial information for the two (2) year period immediately preceding Tenant’s request, credit reports, the business background and references regarding the transferee, an opportunity to meet and interview the transferee, and Tenant’s good faith estimate of the amount of Excess Rent, if any, payable in connection with the proposed transaction. Within twenty (20) days after the later of such interview or the receipt of all such information required by Landlord, or within thirty (30) days after the date of Tenant’s request to Landlord if Landlord does not request additional information or an interview, Landlord shall have the right, by notice to Tenant, to: (i) consent to the assignment or sublease, subject to the terms of this Article 17; (ii) decline to consent to the assignment or sublease; (iii) in the case of a subletting, sublet from Tenant the portion of the Premises proposed to be sublet on the terms and conditions set forth in Tenant’s request to Landlord, unless the rent terms exceed the Base Rent allocable to the portion of the Premises proposed to be subleased payable by Tenant hereunder, in which event only such Base Rent shall be payable by Landlord under such subletting; (iv) terminate this Lease as to the affected portion of the Premises; or (v) if any proposed sublease or assignment would result in the subleasing or assignment, individually or in the aggregate, of fifty percent (50%) or more of the rentable area of the Premises, then Landlord shall have the right to terminate this Lease as to either the portion of the Premises

Tenant proposes to sublease or assign, or the entire Premises. If Landlord elects to terminate this Lease or sublease from Tenant as provided in this Section 17.2, then Landlord shall have the additional right to negotiate directly with Tenant’s proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any Claims against Landlord related thereto, including, without limitation, any Claims for any compensation or profit related to such lease or occupancy agreement. In addition, if Landlord elects to terminate this Lease as to any portion of the Premises as provided in this Section 17.2, (A) Tenant shall execute an amendment to this Lease to that effect within ten (10) days after Landlord’s written request; (B) this Lease shall terminate as to such portion as of the date specified by Tenant as the effective date of the proposed assignment or sublease; and (C) Tenant will be relieved of all further obligations hereunder as to such terminated portion as of such date, other than those obligations which survive termination of this Lease.

17.3 Standards and Conditions for Landlord Approval.

(a) Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (i) if there exists an Event of Default; (ii) if the transferee is a governmental or quasi-governmental agency, foreign or domestic; (iii) if the transferee is an existing tenant in the Building unless Landlord does not then have space available for lease in the Project of the size required by such existing tenant; (iv) if Tenant has not demonstrated to Landlord’s satisfaction that the transferee is financially responsible, with sufficient Net Worth and net current assets, properly and successfully to operate its business in the Premises and meet the financial and other obligations of this Lease; (v) if, in Landlord’s sole judgment, the transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Project, (B) not be comparable to and compatible with the types of use by other tenants in the Building, (C) fall within any category of use for which Landlord would not then lease space in the Building under its leasing guidelines and policies then in effect, (D) require any Alterations which would reduce the value of the existing leasehold improvements in the Premises, or (E) result in increased density per Floor or require increased services by Landlord; (vi) in the case of a sublease, it would result in more than three (3) occupancies in the Premises if the Premises consist of more than one (1) Floor in the Building, or would result in more than three (3) occupancies on a Floor if the Premises consist of a single Floor or less, in each case including Tenant and subtenants; (vii) if the financial condition of the transferee does not meet the requirements applied by Landlord to other tenants in the Building under leases with comparable terms, or in Landlord’s sole judgment the business reputation of the transferee is not consistent with that of other tenants of the Building; or (viii) the transferee is negotiating with Landlord or has negotiated with Landlord during the three (3) month period immediately preceding the date Landlord receives Tenant’s request for consent, to lease space in the Building. If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified, and, in the case of a sublease, Tenant shall not voluntarily terminate the sublease, without Landlord’s prior written consent pursuant to this Article 17. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

(b) Notwithstanding any contrary provision of law, including, without limitation, California Civil Code Section 1995.310, the provisions of which Tenant hereby waives, Tenant shall have no right to terminate this Lease, and no right to damages for breach of contract, in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed sublease or assignment, and Tenant’s sole remedy in such event shall be to obtain a determination reversing the withholding of such consent or finding such consent to be deemed given by virtue of such unreasonable delay.

17.4 Costs and Expenses. As a condition to the effectiveness of any assignment or subletting under this Article 17, Tenant shall pay to Landlord its then specified processing fee and all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in evaluating Tenant’s requests for consent or notifications for assignment or sublease, whether or not Landlord consents or is required to consent to an assignment or sublease. Tenant shall pay the processing fee with Tenant’s request for Landlord’s consent under Section 17.2. Tenant shall also pay to Landlord all costs and expenses incurred by Landlord due to a transferee taking possession of the Premises, including freight elevator operation, security service, janitorial service and rubbish removal.

17.5 Payment of Excess Rent and Other Consideration.

(a) Tenant shall pay to Landlord, within five (5) days after Tenant’s receipt thereof, fifty percent (50%) of any and all rent, sums or other consideration, howsoever denominated (but excluding consideration paid for Tenant’s trade fixtures, furnishings and equipment, and goodwill to the extent of the fair market value thereof), realized by Tenant in connection with any assignment or sublease in excess of the Base Rent and Escalation Rent payable hereunder (if a sublease, prorated to reflect the Rent allocable to the subleased portion of the Premises), after first deducting, (i) in the case of an assignment, the unamortized reasonable cost of Alterations made to the Premises at Tenant’s cost to effect the assignment, reasonable real estate commissions and reasonable attorneys’ fees paid by Tenant in connection with such assignment, and (ii) in the case of a sublease, the reasonable cost of Alterations made to the Premises at Tenant’s cost to effect the sublease, reasonable real estate commissions and reasonable attorneys’ fees paid by Tenant in connection with such sublease, both amortized, without interest, over the term of the sublease (the “Excess Rent”). In determining Excess Rent, the deduction for real estate commissions shall not exceed leasing commissions that are typically paid in the San Francisco market at the time of the subletting or assignment.

(b) Upon Landlord’s request, Tenant shall provide Landlord with reasonable documentation of Tenant’s calculation of Excess Rent. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to an assignment or sublease, and shall have the right to make copies thereof. If the Excess Rent respecting any assignment or sublease shall be found to be understated, Tenant, within ten (10) days after demand, shall pay the deficiency and Landlord’s costs of such audit.

17.6 Assumption of Obligations; Further Restrictions on Subletting. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease. Each sublease shall be made subject to this Lease and all of the terms, covenants and conditions contained herein. The surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee (other than Landlord) shall have the right further to sublet. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as an assignment by Tenant. No sublease, once consented to by Landlord, shall be modified or terminated (other than pursuant to the express terms thereof) without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains (i) in the case of an assignment, the assumption by the assignee as required under this Section, or (ii) in the case of a sublease, recognition by the sublessee, of the provisions of this Section 17.6, and which assignment or sublease shall otherwise be in form and substance satisfactory to Landlord, but the failure or refusal of a transferee to deliver such instrument shall not release or discharge such transferee from the provisions and obligations of this Section 17.6, and shall constitute an Event of Default.

17.7 No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On an Event of Default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or to any modification, amendment or termination of this Lease, or to any extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, bankruptcy or Event of Default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease, and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters. As a condition to Landlord’s approval of any assignment, Landlord may require Tenant to execute Landlord’s then standard form of guaranty to reaffirm Tenant’s obligations hereunder.

17.8 No Encumbrance; No Change in Permitted Use. Notwithstanding anything to the contrary contained in this Article 17, (i) Tenant shall have no right to encumber, pledge, hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant, and (ii) Tenant shall have no right to propose (and Landlord shall have no obligation to consider or approve) any assignment or subletting which entails any change in the Permitted Use. Without limiting the generality of the foregoing, Tenant expressly agrees that Tenant shall not, and Tenant has no right to, encumber, pledge, or hypothecate any leasehold improvements or Alterations, including fixtures.

17.9 Right to Assign or Sublease Without Landlord’s Consent.

(a) Notwithstanding the provisions of Section 17.1 above, the provisions of this Article 17 shall not apply to (i) the transfer of stock in Tenant so long as Tenant is a publicly traded corporation, which stock is listed on a national or regional stock exchange or over the counter stock exchange, (ii) the issuance of stock in Tenant in a public offering, or (iii) the transfer in one transaction of a majority of the voting stock of Tenant so long as at the time of such transfer the Net Worth of Tenant immediately prior to the transfer is at least equal to or greater than the Net Worth on the Lease Date.

(b) Notwithstanding the provisions of Section 17.1 above, Tenant shall have the right, without Landlord’s consent, but with prior notice to Landlord, to assign this Lease to, or sublease the Premises to, or permit occupancy of the Premises by, a Related Company; provided that (i) the original Tenant named herein shall be the assignor or sublessor; (ii) at least thirty (30) days prior to the effective date of the assignment or sublease, Tenant shall furnish Landlord with the name of the transferee and a written certification from an officer of Tenant certifying that the assignment or sublease qualifies as a transaction under this Section 17.9(b); (iii) in the case of an assignment to a Related Company into or with which Tenant will merge or consolidate and as a result of such merger or consolidation, Tenant will cease to exist as a separate legal entity, the Net Worth of the Related Company shall be at least equal to the greater of (A) the Net Worth of Tenant immediately prior to the assignment, or (B) the Net Worth on the Lease Date of the original named Tenant, and proof satisfactory to Landlord of the Net Worth of the Related Company shall have been delivered to Landlord at least thirty (30) days prior to the effective date of the proposed assignment; (iv) the assignment or sublease under this Section 17.9(b) is made for a good faith operating business purpose and not as a subterfuge to evade the obligations and restrictions relating to transfers set forth in this Article 17; (v) the proposed transferee’s use of the Premises shall be the Permitted Use; and (vi) in the case of an assignment, Tenant shall deliver to Landlord, prior to the effective date of the assignment, an agreement evidencing the assignment and assumption by the assignee of Tenant’s obligations under this Lease. The effectuation of any transaction under this Section 17.9(b) shall be subject to the limitations specified in clauses (i), (ii), (iv), (v), (vi), (vii), and (viii) of Section 17.3(a) above, and Sections 17.7 and 17.8 above, and require compliance with the provisions of Sections 17.4, 17.5 and 17.6 above.

18. Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations, and, after notice thereof, with all modifications and additions thereto from time to time promulgated in writing by Landlord. A copy of the current Rules and Regulations is attached hereto as Exhibit B. Landlord shall not be responsible to Tenant, or any of the other Tenant Parties, for noncompliance with any Rules and Regulations by any other tenant, sublessee, or other occupant of the Project and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members.

19. Entry of Premises by Landlord; Modification to Common Areas.

19.1 Entry of Premises. After reasonable notice to Tenant (or without notice in the case of emergency), Landlord and its authorized agents, employees, and contractors may enter the Premises at any time and from time to time to: (i) inspect the same; (ii) determine Tenant’s compliance with its obligations hereunder; (iii) exhibit the same to prospective purchasers, Encumbrancers or tenants; (iv) supply any services to be provided by Landlord hereunder; (v) post notices of nonresponsibility or other notices permitted or required by law; (vi) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Project, including the Building Systems; and (vii) perform such other functions as Landlord deems reasonably necessary or desirable. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as Landlord deems reasonably necessary to accomplish the purposes of Landlord’s entry under this Section 19.1. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises, and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas.

19.2 Modifications to Common Areas. Landlord shall have the right, in its sole discretion, from time to time, to: (i) make changes to the Common Areas and/or the Project, including, without limitation, changes in the location, size, shape and number of any Common Area amenity, installation or improvement, such as the driveways, entrances, parking spaces, parking areas, ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (ii) close temporarily any of the Common Areas and/or the Project for maintenance purposes so long as reasonable access to the Premises remains available; (iii) add additional buildings and improvements to the Common Areas and/or the Project or remove existing buildings or improvements therefrom; (iv) use the Common Areas and/or the Project while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (v) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas and/or the Project as Landlord may, in its sole discretion, deem to be appropriate; provided that the same shall not materially and adversely interfere with the use of the Premises by Tenant or materially increase Tenant’s obligations under the Lease. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Project which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Project that are located within the Premises or located elsewhere in the Project. In addition, Landlord shall have the right to utilize portions of the Common Areas from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that in Landlord’s sole judgment tend to attract the public. Upon ninety (90) days’ prior written notice to Tenant, Landlord also shall have the right to modify the signage of the Premises to conform to any alterations to the overall design for the Project made by Landlord.

19.3 Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project. Without limiting the generality of Section 16.1 above, Tenant hereby agrees that Landlord’s activities under this Article 19 shall in no way constitute an actual or constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall not be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from Landlord’s activities under this Article 19 or the performance of Landlord’s obligations under this Lease, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from Landlord’s activities hereunder, or for any inconvenience or annoyance occasioned by such activities.

20. Default and Remedies.

20.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” by Tenant:

(a) Nonpayment of Rent. Failure to pay any Rent within three (3) business days after receipt of written notice of such failure to pay on the due date, provided, however that after the second such failure in a calendar year, only the passage of time, but no further notice, shall be required to establish an Event of Default in any twelve month period.

(b) Unpermitted Assignment. An assignment or sublease made in contravention of any of the provisions of Article 17 above.

(c) RESERVED.

(d) Bankruptcy and Insolvency. A general assignment by Tenant for the benefit of creditors, the liquidation of Tenant, any action or proceeding commenced by Tenant under any insolvency or bankruptcy act or under any other statute or regulation for protection from creditors, or any such action commenced against Tenant and not discharged within thirty (30) days after the date of commencement; the employment or appointment of a receiver or trustee to take possession of all or substantially all of Tenant’s assets or the Premises; the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof; the admission by Tenant in writing of its inability to pay its debts as they become due; or the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any such proceeding against Tenant, such proceeding is not dismissed. For purposes of this Section 20.1(d), “Tenant” means Tenant and any partner of Tenant, if Tenant is a partnership, or any person or entity comprising Tenant, if Tenant is comprised of more than one person or entity, or any guarantor of Tenant’s obligations, or any of them, under this Lease.

(e) Hazardous Materials, Insurance, Subordination, Estoppel, Holding Over, and Security Deposit. Failure to perform or fulfill any obligation, covenant, condition or agreement required under Section 7.5 (Compliance with Environmental Laws; Use of Hazardous Materials), Article 14 (Insurance), Article 21 (Subordination, Attornment and Nondisturbance), Article 23 (Estoppel Certificate), Article 25 (Holding Over), or Article 26 (Security Deposit), within the respective time periods specified therein (if any).

(f) Other Obligations. Failure to perform or fulfill any other obligation, covenant, condition or agreement under this Lease (other than those described in Sections 20.1(a) through 20.1(e) above), and such failure continues for ten (10) days after written notice from

Landlord or Landlord’s agent, or, if the failure is of a nature requiring more than ten (10) days to cure, then an additional twenty (20) days after the expiration of such 10-day period, but only if Tenant commences cure within such 10-day period and thereafter diligently pursues such cure to completion within such additional 20-day period; provided, however, that if Tenant has failed to perform any particular obligation, covenant, condition or agreement more than two (2) times during the Term and Landlord delivered notice of such failure under this Section 20.1(f) each time, then no cure period shall apply to Tenant’s subsequent violations thereof.

20.2 Tenant Cure Periods. Any cure periods provided above are in lieu of any other time periods provided by law with respect to curing Tenant’s failure to perform or comply with any covenants, agreements, terms or conditions of this Lease to be performed or observed by Tenant, and Tenant hereby waives any right under law now or hereinafter enacted to any other time or cure period, including notice and cure periods under California Code of Civil Procedure Sections 1161, et seq.

20.3 Landlord’s Remedies Upon Occurrence of Event of Default. On the occurrence of an Event of Default, Landlord shall have the right either (i) to terminate this Lease and recover possession of the Premises, or (ii) to continue this Lease in effect and enforce all Landlord’s rights and remedies under California Civil Code Section 1951.4 (by which Landlord may recover Rent as it becomes due, subject to Tenant’s right to assign pursuant to Article 17). Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store any property of Tenant located in the Premises at Tenant’s expense or otherwise dispose of such property in the manner provided by law. If Landlord does not terminate this Lease, Tenant shall in addition to continuing to pay all Rent when due, also pay Landlord’s costs of attempting to relet the Premises, any repairs and alterations necessary to prepare the Premises for such reletting, and brokerage commissions and attorneys’ fees incurred in connection therewith, less the rents, if any, actually received from such reletting. Notwithstanding Landlord’s election to continue this Lease in effect under clause (ii) above, Landlord may at any time thereafter terminate this Lease pursuant to this Section 20.3.

20.4 Damages Upon Termination. If and when Landlord terminates this Lease pursuant to Section 20.3, Landlord may exercise all its rights and remedies available under California Civil Code Section 1951.2, including the right to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rent loss that the Tenant proves could have been reasonably avoided. As used herein and in Civil Code Section 1951.2, “time of award” means either the date upon which Tenant pays to Landlord the amount recoverable by Landlord, or the date of entry of any determination, order or judgment of any court or other legally constituted body determining the amount recoverable, whichever occurs first.

20.5 Computation of Certain Rent for Purposes of Default. For purposes of computing unpaid Rent pursuant to Section 20.4 above, Escalation Rent for the balance of the Term shall be projected based upon the average annual rate of increase, if any, in Escalation Rent from the Commencement Date through the time of award.

20.6 Landlord’s Right to Cure Defaults. If Tenant commits an Event of Default, then Landlord may, without waiving such Event of Default or releasing Tenant from any of its obligations hereunder, make any payment or perform any obligation on behalf of Tenant comprised in such Event of Default. All payments so made by Landlord, and all costs and expenses incurred by Landlord to perform such obligations, shall be due and payable by Tenant as Rent immediately upon receipt of Landlord’s demand therefor. If Landlord enters the Premises, or any portion thereof, in order to effect cure hereunder, Tenant waives all Claims which may be caused by Landlord’s so entering the Premises, and Tenant shall indemnify, defend, protect and hold Landlord, and the other Indemnitees harmless from and against Claims resulting from any actions of Landlord to perform obligations on behalf of Tenant hereunder. No entry by Landlord to the Premises or obligations performed by Landlord in the Premises under this Section 20.6 shall constitute a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

20.7 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.

20.8 Remedies Cumulative. The rights and remedies of Landlord under this Lease are cumulative and in addition to, and not in lieu of, any other rights and remedies available to Landlord at law or in equity. Landlord’s pursuit of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other right or remedy.

20.9 Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by Landlord of written notice from Tenant specifying in detail Landlord’s alleged failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s failure to perform any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenants remedies for Landlord’s failure to perform hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction.

21. Subordination, Attornment and Nondisturbance.

21.1 Subordination and Attornment. This Lease and all of Tenant’s rights hereunder shall be subordinate to any and all Encumbrances, to all renewals, modifications, consolidations, replacements and extensions thereof, and to any and all advances made or hereafter made on the security thereof or Landlord’s interest therein, unless an Encumbrancer requires in writing that this Lease be superior to its Encumbrance. If any proceeding is brought for the foreclosure of any such Encumbrance (or if any ground lease is terminated), and if requested by such purchaser or Encumbrancer, Tenant (i) shall attorn, without any deductions or set-offs whatsoever, to the Encumbrancer or purchaser or any successors thereto upon any foreclosure sale or deed in lieu thereof (or to the ground lessor), and (ii) shall recognize such purchaser or Encumbrancer as the lessor under this Lease, provided such purchaser or Encumbrancer accepts this Lease and does not disturb Tenant’s occupancy, so long as Tenant timely pays Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any Encumbrancer. The provisions of this Section 21.1 shall be self-operative without execution of any further instruments; provided, however, within ten (10) business days after request by Landlord or any Encumbrancer, Tenant shall execute such further commercially reasonable instruments or assurances which are consistent with the provisions of this Article 21 to evidence or confirm the subordination or superiority of this Lease to any such Encumbrance. Tenant waives the provisions of any Requirement which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant agrees with Encumbrancer that if Encumbrancer or any foreclosure sale purchaser shall succeed to the interest of Landlord under this Lease, Encumbrancer shall not be (i) liable for any action or omission of any prior Landlord under this Lease, or (ii) subject to any offsets or defenses which Tenant might have against any prior Landlord, or (iii) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord, or (iv) liable for any Security Deposit not actually received by such Encumbrancer, or (v) bound by any future modification of this Lease not consented to by such Encumbrancer.

21.2 Notice to Encumbrancer. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 28, upon receipt by Tenant of notice from any Encumbrancer or from Landlord, which notice sets forth the address of such Encumbrancer, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such Encumbrancer at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Article 28), and the curing of any of Landlord’s defaults by such Encumbrancer within a reasonable period of time after such notice from Tenant (including a reasonable period of time to obtain possession of the Building if such Encumbrancer elects to do so) shall be treated as performance by Landlord.

21.3 Rent Payment Direction. From and after Tenant’s receipt of written notice from an Encumbrancer or from a receiver appointed pursuant to the terms of an Encumbrance (a “Rent Payment Direction”), Tenant shall pay all Rent under this Lease to such Encumbrancer or as such Encumbrancer shall direct in writing. Tenant shall comply with any Rent Payment Direction notwithstanding any contrary instruction, direction or assertion from Landlord. An Encumbrancer’s delivery to Tenant of a Rent Payment Direction, or Tenant’s compliance therewith, shall not be deemed to: (i) cause such Encumbrancer to succeed to or to assume any obligations or responsibilities of Landlord under this Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until such Encumbrancer or a foreclosure sale purchaser succeeds to Landlord’s interest hereunder, or (ii) relieve Landlord of any obligations under this Lease. Tenant shall be entitled to rely on any Rent Payment Direction, and Landlord irrevocably directs Tenant to comply with any Rent Payment Direction, notwithstanding any contrary direction, instruction, or assertion by Landlord.

22. Sale or Transfer by Landlord; Lease Non-Recourse.

22.1 Release of Landlord on Transfer. Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and/or in the Project, or any portion thereof If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building, all liabilities and obligations of the original Landlord or such successor under this Lease shall terminate, the original Landlord or such successor shall automatically be released therefrom, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to each such new owner. If in connection with any transfer effected by the then Landlord hereunder, such Landlord transfers any Security Deposit or other security provided by Tenant to Landlord for the performance of any obligation of Tenant under this Lease, then such Landlord shall be released from any farther responsibility or liability for such Security Deposit or other security.

22.2 Lease Nonrecourse to Landlord; Limitation of Liability. Landlord’s liability to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount that is equal to the lesser of (i) the interest of Landlord in the Building, or (ii) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined in good faith by Landlord). Neither Landlord, any of Landlord’s employees, agents, contractors, licensees, invitees, or representatives, nor the persons or entities comprising Landlord (whether partners, members, shareholders, officers, directors, trustees, or otherwise) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all other Tenant Parties. The limitations of liability contained in this Section 22.2 shall inure to the benefit of Landlord, its present and future employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor any of Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

23. Estoppel Certificate.

23.1 Procedure and Content. Within ten (10) days after Landlord’s request therefor, Tenant shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Lease Commencement Date, the Rent Commencement Date and the Expiration Date; (iii) that Tenant has accepted the Premises (or the reasons Tenant has not accepted the Premises); (iv) the amount of the Base Rent and current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that there exists no Event of Default, except as to any Events of Default specified in the certificate, and whether there are any existing defenses against the enforcement of Tenant’s obligations under this Lease; (vi) that no default of Landlord under this Lease is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other matters as may be requested by Landlord. If requested by Landlord, Tenant shall attach to any such certificate a copy of this Lease, and any amendments thereto, and include in such certificate a statement by Tenant that such attachment is a true, correct and complete copy of this Lease, including all modifications thereto. In addition, at Landlord’s request, any guarantor of Tenant’s obligations hereunder shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord reaffirming such guarantor’s guaranty of Tenant’s obligations.

23.2 Effect of Certificate. Any such certificate may be relied upon by any prospective purchaser of any part or interest in the Project or Encumbrancer and, at Landlord’s request, Tenant shall deliver such certificate to any such person or entity and shall agree to such notice and cure provisions and such other matters as such person or entity may reasonably require. In addition, at Landlord’s request, Tenant shall provide to Landlord for delivery to any such person or entity such information as Landlord may reasonably require, including financial information, that may reasonably be requested by any such person or entity. Any such certificate shall constitute a waiver by Tenant of any Claims Tenant may have in contravention of the information contained in such certificate and Tenant shall be estopped from asserting any such claim against Landlord, Landlord’s prospective purchaser or any Encumbrancer. If Tenant fails or refuses to give a certificate hereunder within the time period herein specified, then the information contained in such certificate as submitted by Landlord shall be deemed correct for all purposes, but Landlord shall have the right to treat such failure or refusal as an Event of Default. In addition, without waiving any other remedies Landlord may have against Tenant, Tenant shall pay to Landlord an administrative fee of Five Hundred Dollars ($500.00) for each day that Tenant is delinquent in delivering a certificate hereunder.

24. No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person or entity, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

25. Holding Over. No holding over by Tenant shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease: (i) Tenant shall become a tenant at sufferance upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to equal the greater of (A) one hundred fifty percent (150%) of the Base Rent then in effect or (B) one hundred fifty percent (150%) of the fair market rent for the

Premises, as determined by Landlord in good faith; (ii) Tenant shall indemnify, defend, protect and hold harmless Landlord, the other Indemnitees, and any tenant to whom Landlord has leased all or part of the Premises, from Claims (including loss of rent to Landlord or additional rent payable by such tenant and reasonable attorneys’ fees) suffered or incurred by Landlord, such other Indemnitees, or such tenant resulting from Tenant’s failure timely to vacate the Premises; and (iii) such holding over by Tenant shall constitute an Event of Default. Landlord’s acceptance of Rent if and after Tenant holds over shall not convert Tenant’s tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Tel of this Lease, unless otherwise specified by notice from Landlord to Tenant.

26. Security Deposit.

26.1 Letter of Credit. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit F and containing the terms required herein, naming Landlord as the beneficiary and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount of Ninety One Thousand Two Hundred Seventy Eight and 00/100 Dollars ($91,278.00)(the “Letter of Credit Amount”). The Letter of Credit shall (i) be “callable” at site, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Lease Commencement Date and continuing until the date that is the date that is sixty (60) days after the expiration of the Term (the “LC Expiration Date”), (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (2007), International Chamber of Commerce Publication #600, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same (the “Bank”)) shall be acceptable to Landlord, in Landlord’s sole discretion. Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (a) such amount is due to Landlord under the terms and conditions of this Lease, or (b) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (c) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (d) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Tenant has failed to timely replace the Letter of Credit in accordance with this Article 26. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

26.2 Transfer of Letter of Credit. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any farther agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

26.3 In General. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 26, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 20.1, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period). Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. If the Letter of Credit is not timely renewed or replaced as required by this Article 26, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 26, Landlord shall have the right to present the Letter of Credit to the Bank and hold and apply the proceeds pursuant to the terms of this Article 26.

26.4 Application of Proceeds. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default or as permitted in Section 26.3. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Landlord may apply any portion or portions of the proceeds of the Letter of Credit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Base Rent or

Escalation Rent or a late charge or interest on defaulted Rent; (ii) to repair damage to the Premises caused by Tenant; (iii) to clean and repair the Premises following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 25; and (iv) to remedy any other default of Tenant to the extent permitted by Law including, without limitation, paying in full on Tenant’s behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Premises. In this regard, Tenant hereby waives any restriction on the uses to which the proceeds of the Letter of Credit (or the Cash Security Deposit) may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. Any unused proceeds shall constitute a cash security deposit under this Lease and need not be segregated from Landlord’s other assets. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

26.5 Independent Contract. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

26.6 Increase of Security Deposit. If Tenant fails to perform any of its obligations hereunder beyond any applicable notice or cure periods three (3) or more times in any twelve (12) month period, Landlord may require Tenant to increase the Letter of Credit Amount by an amount equal to the sum of (i) one month’s Base Rent plus (ii) one month’s Escalation Rent. Tenant shall cause the Letter of Credit to be amended to increase the Letter of Credit Amount as required by this Section 26.6 within ten (10) days after demand by Landlord.

27. Waiver. Failure by Landlord to declare an Event of Default upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such Event of Default, but Landlord shall have the right to declare such Event of Default at any time after its occurrence. To be effective, a waiver of any provision of this Lease, or any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding Event of Default, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding Event of Default at the time of acceptance of the Rent. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date, shall constitute a waiver of any provision of this Lease or of any Event of Default, or operate as a surrender of this Lease.

28. Notices; Tenant’s Agent for Service. All notices, approvals, consents, demands and other communications from one party to the other given pursuant to this Lease shall be in writing and shall be made by personal delivery, by use of a reputable courier service or by deposit in the United States mail, certified, registered or express, postage prepaid and return receipt requested. Notices shall be addressed if to Landlord, to Landlord’s Address, and if to Tenant, to Tenant’s Address. Landlord and Tenant may each change their respective Addresses from time to time by giving written notice to the other of such change in accordance with the terms of this Article 28, at least ten (10) days before such change is to be effected; provided, however, that any such address shall be a street address (and not a post office box). Any notices given in accordance with this Article 28 shall be deemed to have been given (i) on the date of personal delivery or (ii) on the earlier of the date of delivery or attempted delivery (as shown by the courier service delivery record or return receipt) if sent by courier service or mailed.

29. Tenant’s Authority. Tenant represents and warrants that (i) Tenant is a duly formed, authorized and existing corporation, limited liability company, partnership, trust, or other form of entity (as the case may be), (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall deliver to Landlord, within ten (10) days after Landlord’s request, such certificates, resolutions, or other written assurances authorizing Tenant’s execution and delivery of this Lease, as requested by Landlord from time to time or at any time, in order for Landlord to assess Tenant’s then authority under this Lease.

30. Parking.

30.1 Lease of Parking Spaces. Tenant is obligated to lease the number of unreserved parking spaces on the roof level of the Project parking garage as specified in the Basic Lease Information and the number of reserved parking spaces on the third level of the Project parking garage as specified in the Basic Lease Information, throughout the Term and any extension thereof, subject, however, to the provisions of this Section 30.1. Tenant shall pay the parking rental being charged for such spaces, as the same may be increased from time to time, in advance, as Rent, on the first day of each month. The parking rental payable by Tenant hereunder may include taxes imposed on the use of the parking spaces by any governmental or quasi-governmental authority. The parking rental in effect as of the Lease Date is $190.00 per month for each unreserved parking space and $280.00 per month for each reserved parking space. The use of such spaces shall be for the parking of motor vehicles used by Tenant, its officers and employees only, and shall be subject to applicable Requirements. Parking spaces may not be assigned or transferred separate and apart from this Lease. Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all leased parking spaces shall immediately terminate. Further, if Tenant fails to pay parking rental when the same shall be due, then, upon written notice from Landlord, in addition to all other remedies available to Landlord, Tenant’s rights with respect to all leased parking spaces shall immediately terminate. If Tenant’s rights to parking spaces terminate, Tenant shall not have any right to any such terminated parking for the remainder of the Term, and Landlord shall have no obligation to procure substitute parking for Tenant.

30.2 Management of Project Parking Garage. The Project parking garage shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto. If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter be responsible to insure that its officers and employees park in the designated areas. Tenant shall, if requested by Landlord, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant, any transferee, or their respective officers and employees. Landlord reserves the right to change, reconfigure, or rearrange the Project parking garage, to reconstruct or repair any portion thereof, and to restrict or eliminate the use of any Project parking garage and do such other acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights. Landlord may, in its sole discretion, convert the Project parking garage to a reserved and/or controlled parking facility, or operate the Project parking garage (or a portion thereof) as a tandem, attendant assisted and/or valet parking facility. Landlord may delegate its responsibilities with respect to the Project parking garage to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly with the operator of the Project parking garage, and to pay all parking charges directly to such operator.

30.3 Waiver of Liability. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about the Project parking garage. At Landlord’s request, Tenant shall cause its or any transferee’s officers and employees using Tenant’s parking spaces to execute an agreement confirming the foregoing.

31. Miscellaneous.

31.1 No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

31.2 Successors and Assigns. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

31.3 Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refer to Landlord or Tenant, or both, as the context may require. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including,” “such as,” or words of similar import, when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of nonlimitation (such as “without limitation”) is used with reference thereto. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.

31.4 Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under the circumstances, or would frustrate the purposes of this Lease.

31.5 Entire Agreement. This Lease and the Exhibits hereto identified in the Basic Lease Information contain all the representations and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease and the Exhibits hereto. Neither Landlord nor Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members have made any warranties or representations with respect to the Premises or any other portion of the Project, except as expressly set forth in this Lease. Tenant acknowledges that all brochures and informational materials, as well as all communications from Landlord and Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members prior to the execution of this Lease, including without limitation, statements as to the identity or number of other tenants in the Project, the lease terms applicable to any such tenants or potential tenants, anticipated levels (or any matters which may affect anticipated levels) of expected business or foot traffic, demographic data, and the suitability of the Premises for Tenant’s intended uses, are and were made for informational purposes only, and Tenant agrees that such communications (i) are not and shall not be construed to be representations or warranties of Landlord, Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, or members as to the matters communicated, (ii) have not and will not be relied upon by Tenant, and (iii) have been the subject of independent investigation by Tenant. Without limiting the generality of the foregoing, Tenant is not relying on any representation, and Landlord does not represent, that any specific retail or office tenant or occupant or number of tenants shall occupy any space or remain open for business in the Project at any time during the Term, and Landlord reserves the right to effect such other tenancies in the Project as Landlord shall determine in the exercise of its sole judgment.

31.6 Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

31.7 Costs and Expenses.

(a) If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the party failing to so perform or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such failure and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

(b) Without limiting the generality of Section 31.7(a) above, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with Tenant’s failure to perform any of its obligations hereunder, Tenant agrees to pay Landlord actual attorneys’ fees as determined by Landlord for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.

31.8 Standards of Performance and Approvals. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within twenty (20) days after receipt of the request for approval. Nothing contained in this Lease shall limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (i) specifically granted such right, (ii) granted the right to act in its sole discretion or sole judgment, or (iii) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.

31.9 Brokers. Landlord shall pay to each of Landlord’s Broker and Tenant’s Broker a commission in connection with such Broker’s negotiation of this Lease pursuant to a separate agreement. Other than such Brokers, Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured, or was involved in the negotiation of, this Lease and no such broker, agent or finder is or may be entitled to a fee, commission or other compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against Claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation.

31.10 Memorandum of Lease. Tenant shall, upon request of Landlord or any Encumbrancer, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto) in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded by Tenant.

31.11 Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease and any Encumbrances.

31.12 Force Majeure. Notwithstanding anything contained in this Lease to the contrary, if Landlord is unable to perform or delayed in performing any of its obligations under this Lease on account of strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of God, national emergency, acts of war or terrorism or any other cause of any kind beyond the reasonable control of Landlord (except financial inability), Landlord shall not be in default under this Lease and such inability or delay shall in no way constitute a constructive or actual eviction of Tenant nor entitle Tenant to any abatement of Rent.

31.13 Surrender of Premises. Upon the Expiration Date or earlier termination of this Lease, Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition called for by this Lease, shall deliver to Landlord any keys to the Premises, or any other portion of the Project, and shall provide to Landlord the combination or code of locks on all safes, cabinets, vaults and security systems in the Premises. On or before the Expiration Date or earlier termination of this Lease, Tenant, at its cost and expense, shall remove all of its personal property from the Premises and repair all damage to the Project caused by such removal. In addition, Tenant, at its cost and expense, shall remove all Lines installed by or for Tenant that are located within the Premises or, in the case of Lines exclusively serving the Premises, anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, and repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the Expiration Date, unless Landlord notifies Tenant, at least thirty (30) days prior to the Expiration Date, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), and shall be surrendered in good condition and working order, lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law.

31.14 Building Directory; Elevator Lobby and Tenant Signage.

(a) Landlord shall reserve on the Building directory, or in any computerized Building directory, up to the number of Building Directory Spaces specified in the Basic Lease Information for purposes of identifying Tenant’s name, divisions and/or principal employees. Landlord shall provide building standard signage identifying Tenant’s name in the lobby on the third level. All costs for the initial strips or inputting of names in the Building directory and the standard signage in the third level lobby shall be borne by Landlord and all costs for replacement of such strips, inputting or lobby signage shall be borne by Tenant.

(b) Tenant shall not place or install on or within any portion of the Premises, the Building, the Common Areas or the Project any sign, advertisements, banners, placards or pictures which are visible from the exterior of the Premises or the Building. Notwithstanding the foregoing restriction, Tenant may install one interior business identification signage at the entrance of the Premises upon Landlord’s approval of the location, size, content, design, method of attachment and material to be used in the making of such sign and provided that such sign complies with all applicable Requirements. Any signs, once approved by Landlord, shall be installed only in strict compliance with Landlord’s approval and applicable Requirements, at Tenant’s expense, using a person first approved by Landlord to install same. Landlord may remove any signs (not first approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Premises, the Building, the Common Areas or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such sign was so affixed to its original condition. Tenant shall remove any such signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the expiration or earlier termination of this Lease

31.15 Name of Building; Address. Landlord shall have the right at any time and from time to time to select the name of the Project or the Building and to make a change or changes to the name(s). Landlord shall have the right to install, affix and maintain any and all signs on the exterior and on the interior of the Project and/or the Building as Landlord may desire in Landlord’s sole discretion. Tenant shall not refer to the Project or the Building by any name other than: (i) the names as selected by Landlord (as same may be changed from time to time), or (ii) the postal address approved by the United States Post Office. Tenant shall not use the name of the Project or the Building or use pictures or illustrations of the Project or the Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Tenant shall, in connection with all correspondence, mail or deliveries made to or from the Premises, use the official Building address specified from time to time by Landlord.

31.16 Exhibits. The Exhibits specified in the Basic Lease Information are by this reference made a part hereof.

31.17 Survival of Obligations. The waivers of claims or rights, the releases and the obligations under this Lease to indemnify, protect, defend and hold harmless Landlord and other Indemnitees shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements hereunder which by their terms or nature survive the expiration or earlier termination of this Lease.

31.18 Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

31.19 Waiver of Trial By Jury; Waiver of Counterclaim. IN GRAFTON PARTNERS L.P. v. SUPERIOR COURT, 36 CAL.4TH 944 (2005), THE CALIFORNIA SUPREME COURT RULED THAT CONTRACTUAL, PRE-DISPUTE JURY TRIAL WAIVERS ARE UNENFORCEABLE. THE PARTIES, HOWEVER, ANTICIPATE THAT THE CALIFORNIA LEGISLATURE WILL ENACT LEGISLATION TO PERMIT SUCH WAIVERS IN CERTAIN CASES. IN ANTICIPATION OF SUCH LEGISLATION, LANDLORD AND TENANT HEREBY WAIVE, AS OF THE EFFECTIVE DATE OF SUCH LEGISLATION AND TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, AND ANY SUCH COUNTERCLAIM SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

31.20 Consent to Venue. Tenant hereby waives any objection to venue in the City and County of San Francisco, and agrees and consents to the personal jurisdiction of the courts of the State of California with respect to any action or proceeding (i) brought by Landlord, Tenant or any other party, relating to (A) this Lease and/or any understandings or prior dealings between the parties hereto, or (B) the Premises, the Project, or any part thereof, or (ii) to which Landlord is a party.

31.21 Financial Statements. Within ten (10) days after Landlord’s request, Tenant shall deliver to Landlord the then current financial statements of Tenant (including a balance sheet and profit and loss statement for the most recent prior fiscal year for which annual statements are available and financial statements for interim periods following the end of the last fiscal year for which annual statements are available), together with a certificate of Tenant’s auditor (or if audited financial statements are not available, then a certificate of Tenant’s Chief Financial Officer) to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition and operations of Tenant for, and as of the end of, such fiscal year. In addition, within ten (10) days after Landlord’s request, Tenant shall provide Landlord with such other information as Landlord reasonably deems necessary to evaluate Tenant’s financial condition.

31.22 Subdivision; Future Ownership. Landlord reserves the right to subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. In addition, if the Building or the parking garage, or other portions of the Project are at any time owned by an entity other than Landlord, Landlord, at its option, may enter into agreements with such other owners to provide for (i) reciprocal rights of access and/or use, including in connection with repairs, maintenance, construction and/or excavation (ii) common management, operation, maintenance, improvement and/or repairs, and (iii) the allocation of operating expenses and taxes.

31.23 Modification of Lease. This Lease may be modified or amended only by an agreement in writing signed by both parties. Should any Encumbrancer require a modification of this Lease, or should Landlord be advised by counsel that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then and in either such event, Tenant agrees that this Lease may be modified as requested by the Encumbrancer or as may be required to avoid such characterization as unrelated business income, as the case may be, and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor; provided, however, that any such modification shall not increase any expense payable by Tenant hereunder or in any other way materially and adversely change the rights and obligations of Tenant hereunder.

31.24 Confidential Information. Tenant agrees to keep the terms and conditions of this Lease, and any information in connection with this Lease (including, without limitation, information regarding any sublease or assignment) (“Confidential Information”) in the strictest confidence. Tenant shall not disclose any Confidential Information to any third parties except as expressly permitted herein, and will take all measures necessary to safeguard such information in order to preserve its confidentiality. Without limiting the generality of the foregoing, Tenant may not disclose Confidential Information to any third parties, other than to the other Tenant Parties (as may be necessary for Tenant to operate in the ordinary course of business) or as may be required by law, provided that Tenant agrees to use diligent efforts to prevent all Tenant Parties from making any unauthorized disclosure of the Confidential Information. Notwithstanding the foregoing, Tenant may disclose on a “need to know” basis only the Confidential Information (i) to its lenders, advisors, investors, attorneys and accountants, (ii) as required by applicable law or (iii) which becomes public by other means.

31.25 No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

31.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

31.27 Compliance with Anti-Terrorism Law. Tenant represents to Landlord that Tenant is not in violation of any Anti-Terrorism Law, and that Tenant is not, as of the date hereof: (i) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. In addition, Tenant represents that neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person. If at any time any of the foregoing representations becomes false, it shall be considered a material default under this Lease.

31.28 Bankruptcy of Tenant. For purposes of Section 365(0(2)(B) of the Bankruptcy Code (11 U.S.C. §365(f)(2)(B)), the parties agree that the term “adequate assurance of future performance” with respect to any assumption or assignment of this Lease shall include, but not be limited to, the following:

(a) In order to ensure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the terms hereof, any proposed assignee must have, as demonstrated to Landlord’s reasonable satisfaction, a net worth (defined in accordance with generally accepted accounting principles consistently applied) equal to the greater of (i) the net worth of Tenant at the time this Lease was executed, or (ii) a net worth consistent with the standards customarily applied by Landlord with respect to comparable tenancies in the Building.

(b) Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business must be consistent with the Permitted Use specified in the Basic Lease Information.

(c) At Landlord’s option, the proposed assignee must provide, in favor of Landlord, a letter of credit and/or a cash security deposit or other security for the performance of the obligations to be performed by Tenant or such assignee hereunder, equal to at least twelve (12) months’ Base Rent.

31.29 Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises.

31.30 Counterparts. This Lease may be executed in counterpart. All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

31.31 Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

31.32 First Source Hiring. The City and County of San Francisco adopted a City-wide “First Source Hiring Program” on August 3, 1998 by Ordinance No. 264-98, codified at San Francisco Administrative Code Sections 83.1-83.18. The First Source Hiring Program (“FSHP”) is designed to identify entry level positions associated with commercial activities and provide first interview opportunities to graduates of City-sponsored training programs. Tenant acknowledges that its activities on the Premises are or may be subject to FSHP. Although Landlord makes no representation or warranty as to the interpretation or application of FSHP to the Premises, or to Tenant’s activities thereon, Tenant acknowledges that (i) FSHP may impose obligations on Tenant, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals for entry level positions; (ii) FSHP requirements could also apply to certain contracts and subcontracts entered into by Tenant regarding the Premises, including construction contracts; and (iii) FSHP requirements, if applicable, may be imposed as a condition of permits, including building permits, issued for construction or occupancy of the Premises.

32. Communications and Computer Lines and Equipment.

32.1 Lines and Equipment. Tenant may install, maintain, replace, remove or use communications or computer wires and cables (collectively, “Lines”) at the Project to serve the Premises, and may install, maintain, replace, remove or use telecommunications or other signal or data reception or transmission equipment (collectively, “Equipment”) in the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use the contractor specified by Landlord (which contractor may, but need not be, the entity managing the Building’s risers), and comply with all of the other provisions of this Lease and such other rules and procedures as may be established by Landlord from time to time, (ii) Lines and Equipment shall comply with all applicable Requirements and shall be subject to all other provisions of this Lease, (iii) Lines and Equipment shall not cause any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any equipment of any party (including any telecommunication or other signal or data reception or transmission equipment and/or system in or serving the Project, its occupants, and/or Landlord), or otherwise interfere with the use and enjoyment of the Project by Landlord, any tenant of the Project, or any person or entity that has entered or will enter into an agreement with Landlord to install telecommunications or other signal or data reception or transmission equipment in the Project (collectively, “Interference”), (iv) except as reasonably required for the installation and maintenance of Tenant’s Lines and Equipment, Landlord shall not be required to grant separate access to the Building to Tenant’s telecommunications services and equipment provider in connection with Lines and Equipment, (v) any right granted to Tenant to install, maintain and use Lines and Equipment shall be non-exclusive, (vi) Tenant shall pay all costs in connection with this Article 32, and (vii) in the case of Lines, (A) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (B) Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (C) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage caused by such removal, and (D) in the case of the installation of new Lines, Tenant, at the time of installation, shall label such Lines, on each floor through which they pass, with an identification system reasonably approved by Landlord.

32.2 Interference.

(a) Tenant’s Interference. Upon notice of any Interference, Tenant shall immediately cooperate with Landlord to identify the source of the Interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all operations of Lines and Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) until the Interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the Interference is not caused by Tenant’s Lines or Equipment, in which case Tenant may operate its Lines or Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all Interference as set forth in this Article. If such Interference has not been corrected within ten (10) business days after notice to Tenant of its occurrence, Landlord may (i) require Tenant to remove the specific Line or Equipment causing such Interference pursuant to the terms of Section 32.3(c) below, or (ii) eliminate the Interference at Tenant’s expense, provided such Interference is actually caused by Tenant’s Lines or Equipment.

(b) Other Party’s Interference. If the lines or equipment of any other party causes Interference with Tenant’s Lines or Equipment, Tenant shall reasonably cooperate with such other party to resolve such Interference in a mutually acceptable manner.

32.3 General Provisions.

(a) Consultation with Landlord. Tenant shall consult with Landlord in advance of any installation of any Lines or Equipment that may cause any Interference at the earliest practicable stage of consideration of such installation.

(b) Landlord’s Rights. Landlord may, but shall not have the obligation to, reasonably direct, monitor, and/or supervise the installation, maintenance, replacement and removal of any Lines or Equipment. The foregoing sentence shall not be a limitation to any other rights Landlord may have under applicable Requirements or otherwise.

(c) Removal. Landlord reserves the right to require Tenant, upon written or verbal notice, to remove any Lines or Equipment located in or serving the Premises which (i) are or were installed in violation of these provisions, or (ii) are at any time in violation of any applicable Requirements, or (iii) present a dangerous or potentially dangerous condition, or (iv) present a threat to the structural integrity of the Building, or (v) threaten to overload the capacity of, or affect the temperature otherwise maintained by, the air conditioning system, or the capacity of the Building’s electrical system, or (vi) have caused Interference that has not been corrected in accordance with Section 32.2(a) above. In addition, Tenant shall remove Lines and Equipment installed by or at the request of Tenant upon the expiration or earlier termination of this Lease in accordance with

Section 31.13 above. The removal of Lines or Equipment shall be performed by the contractor specified by Landlord. If Tenant fails to remove any Lines or Equipment as required by Landlord in a diligent and expeditious manner, or if Tenant violates any other provision of this Article 32, Landlord may, after three (3) days’ written notice to Tenant, remove such Lines and/or Equipment, as the case may be, or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Requirements); provided, however, that Landlord shall have the right to remove any such Lines and/or Equipment immediately, without notice to Tenant, in the event of an emergency.

(d) Approval by Landlord. Landlord’s approval of, or requirements concerning, Lines and Equipment, the plans, specifications or drawings related thereto or Tenant’s contractors, subcontractors, or service provider, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord further disclaims all responsibility for the condition, security or utility of Lines and Equipment, and makes no representation regarding the suitability of any such Lines or Equipment for Tenant’s intended use or the adequacy or fitness of the Building Systems for any such Lines or Equipment.

(e) Waiver of Claims. Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines or Equipment will be free from, the following: (i) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines and/or Equipment by or for other tenants or occupants of the Project, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines and/or Equipment, or any other problems associated with any Lines and/or Equipment by any other cause; (ii) any failure of any Lines and/or Equipment to satisfy Tenant’s requirements; (iii) any eavesdropping or wire-tapping by unauthorized parties; or (iv) any Interference with Tenant’s Lines and/or Equipment caused by the lines and/or equipment of any other party. Without limiting the generality of any other provision of this Lease, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from the foregoing occurrences. Tenant further waives any right to claim that any occurrence described in clauses (i), (ii) and (iii) above constitutes grounds for a claim of abatement of Rent, actual or constructive eviction, or termination of this Lease.

(f) Acknowledgment. Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to other tenants and occupants of the Project and to telecommunications service providers.

(g) No Solicitation. Tenant shall not solicit, suffer, or permit other tenants or occupants of the Project to use its Lines or Equipment (including, without limitation, its wireless intranet, Internet and other communications network).

33. Landlord’s Personal Property. During the Term of this Lease, Tenant shall have the right, at no cost to Tenant, to use in the Premises the furniture, fixture and equipment owned by Landlord as identified on Exhibit E attached hereto (“Landlord’s Personal Property”), subject to the terms and conditions contained in this Article 33. All right, title or interest in Landlord’s Personal Property shall be in and remain with Landlord and no right, title or interest in Landlord’s Personal

Property shall pass to Tenant other than the right to possess and use Landlord’s Personal Property for the Term of this Lease. Tenant shall: (a) at its sole expense, repair and maintain each item of Landlord’s Personal Property in the same condition as when received, ordinary wear and tear and damage due to Casualty excepted, and in compliance with all applicable Requirements and all instructions and recommendations as to the repair and maintenance of such item of Landlord’s Personal Property issued at any time by the vendor and/or manufacturer thereof; (b) maintain conspicuously on any of Landlord’s Personal Property such labels, plates, decals or other markings as Landlord may reasonably require, stating that Landlord is the owner of such Personal Property; and (c) not, directly or indirectly, create, incur or permit to exist any lien, encumbrance, mortgage, pledge, attachment or security interest on or with respect to Landlord’s Personal Property (except those of persons claiming by, through or under Landlord). If all or any portion of an item of Landlord’s Personal Property becomes lost, stolen, destroyed, damaged beyond repair or rendered permanently unfit for use for any reason, or in the event of any condemnation, confiscation, theft or seizure or requisition of title to or use of such item, Tenant shall have no liability to Landlord and Landlord’s sole remedy shall be to proceed against any insurer, condemnor, or third party tortfeasor for compensation, except to the extent that such damage or destruction is due to the gross negligence or willful misconduct of Tenant.

Signatures follow on next page.

IN WITNESS WHEREOF, the parties have executed this Lease as of the Lease Date.

LANDLORD:

650 TOWNSEND ASSOCIATES LLC, a Delaware limited liability company

By:	Townsend Member LLC,
a Delaware limited liability company
Its: Sole Member

	By:	TMG 650 Townsend LLC,
a Delaware limited liability company
Its: Administrative Manager

		By:	TMG Partners,
a California corporation Its: Managing Member

			By:	/s/ Cathy Greenwold
			Name:	Cathy Greenwold
			Its:	Executive Vice President

TENANT:

iRHYTHM TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ William F. Willis
William F. Willis
President and CEO

By:
Name:
Its:

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the chairman of the board, president or vice president, and the secretary, assistant secretary, the chief financial officer or assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event a certified copy, of the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A

FLOOR PLAN

[INTENTIONALLY OMITTED]

A-1

EXHIBIT B

RULES AND REGULATIONS

1.	The Common Areas of the Project shall not be obstructed by Tenant or used by it for any purpose other than for ingress to and egress from the Premises. Landlord shall in all cases retain the right to control and prevent access to the Common Areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Project, except in areas that Landlord may designate as “Common Areas” from time to time.

2.	No awning, canopy or other projection of any kind over or around the windows or entrances of the Premises shall be installed by Tenant, and only such window coverings as are approved by Landlord shall be used in the Premises. Tenant shall not place any items within 18” of the interior glass window lines.

3.	The Premises shall not be used for lodging or sleeping, nor shall cooking be done or permitted by Tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for Tenant and its employees shall be permitted.

4.	Any person or persons employed by Tenant to do janitorial work shall be subject to and under the control and direction of the Project property manager while in the Project and outside the Premises.

5.	Landlord will furnish Tenant with four (4) keys to the Premises, free of charge. No additional locking devices shall be installed without the prior written consent of Landlord. Landlord may make reasonable charge for any additional lock or any bolt installed on any door of the Premises without the prior consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Project and the Premises that shall have been furnished to Tenant, together with security codes for security systems installed by Tenant in accordance with the Lease.

6.	The freight elevator shall be available for use by Tenant, subject to such reasonable scheduling as Landlord shall deem appropriate. The persons employed by Tenant to move equipment or other items in or out of the Project must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, supplies, furniture or other property brought into the Project. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight of such objects. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Project by moving or maintaining Tenant’s property shall be repaired at the expense of Tenant.

7.	Tenant shall not use or keep in the Premises or the Project any kerosene, gasoline or flammable or combustible fluid or materials or use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use, keep or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Project. No pets shall be kept in the Premises.

8.	In case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Project during the continuance of same by such action as Landlord may deem appropriate, including closing entrances to the Project.

9.	The doors of the Premises shall be closed and securely locked at such time as Tenant’s employees leave the Premises.

10.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited therein, and any damage resulting to same from Tenant’s misuse shall be paid for by Tenant.

11.	Except with the prior consent of Landlord, Tenant shall not sell, or permit the sale from the Premises of, or use or permit the use of any Common Area adjacent to the Premises for the sale of, newspapers, magazines, periodicals, theatre tickets or any other goods, merchandise or service, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, business in or from the Premises for the service or accommodation of occupants of any other portion of the Project, nor shall the Premises be used for manufacturing of any kind, or for any business or activity other than the specifically provided for in the Lease.

12.	Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Project.

13.	Tenant shall not use in any space, or in the Common Areas of the Project, any handtrucks except those equipped with rubber tires and side guards or such other material handling-equipment as Landlord may approve. No bicycles, motorcycles, or other vehicles of any kind shall be brought by Tenant into the Project or kept in or about the Premises.

14.	Tenant shall store all its trash and garbage within the Premises until daily removal of same by Tenant to such location in the Project as may be designated from time to time by Landlord. No material shall be placed in the Project trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of San Francisco without being in violation of any law or ordinance governing such disposal.

15.	All loading and unloading of merchandise, supplies, materials, garbage and refuse and delivery of same to the Premises shall be made only through such entryways and elevators and at such times as Landlord shall designate. In its use of the loading areas on the first basement floor, Tenant shall not obstruct or permit the obstruction of said loading areas, and at no time shall Tenant park vehicles therein except for loading and unloading.

16.	Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Project is prohibited and Tenant shall cooperate to prevent same.

17.	Tenant shall not permit the use or the operation of any coin operated machines on the Premises, including, without limitation, vending machines, video games, pinball machines, or pay telephones without the prior written consent of Landlord.

18.	Landlord may direct the use of all pest extermination and scavenger contractors at such intervals as Landlord may require.

19.	The requirements of Tenant will be attended to only upon application by telephone or in person at the office of the Project. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

20.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project. Landlord shall enforce the Rules and Regulations against Tenant in a reasonable and non-discriminatory manner.

21.	Wherever the word “Tenant” occurs in these Rules and Regulations, it is understood and agreed that it shall mean Tenant and other Tenant Parties.

22.	These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of any lease of premises in the Project; provided, however, in the event of a conflict between the Rules and Regulations and the Lease, the Lease shall control.

23.	Landlord reserves the right to make such other reasonable, non-discriminatory rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Project, and for the preservation of good order therein.

24.	Tenant shall have the right to connect the telephone system in the Premises to the telephone cable distribution system serving the Project at the location of the telephone cable terminal on the floor on which the Premises are situated, provided that no connection shall be made and no work otherwise affecting the telephone cable terminal or distribution system shall be undertaken without reasonable prior notice to Landlord. Landlord or Landlord’s contractor with responsibility for maintenance of the telephone distribution system may require supervision of the connection by Landlord or the maintenance contractor, and may impose such other reasonable conditions as may be necessary to protect the telephone cable terminal or distribution system. Any damage to the telephone cable terminal or distribution system caused by the act or omission of Tenant shall be repaired at the expense of Tenant.

25.	A breach by Tenant of the covenants contained in Rules 1 through 25 immediately above shall be deemed an Event of Default.

EXHIBIT C

RESERVED

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EXHIBIT D

CONFIRMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM is made this      day of                 , 20     between 650 TOWNSEND ASSOCIATES LLC, a Delaware limited liability company (“Landlord”), and                     , a                      (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Office Lease dated the      day of                 ,     between the parties hereto (the “Lease”), Landlord leased to Tenant and Tenant leased from Landlord for the Term and upon the terms and conditions set forth therein the Premises being Suite No.      containing approximately          square feet of rentable area situated in                     , located at 650 Townsend Street, San Francisco, California, said Premises being more particularly designated in the Lease; and

WHEREAS, the parties hereto wish to confirm and memorialize the Commencement Date and Expiration Date of the Term.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. All terms used herein, as indicated by the initial capitalization thereof, shall have the same respective meanings designated for such terms in the Lease.

2. The Term of the Lease commenced upon the Lease Commencement Date, which for all purposes under the Lease shall be deemed to be                 ,     . The Term shall expire at midnight on                 , 20    , unless sooner terminated as provided in the Lease.

3. The Rent Commencement Date is                     , 2008.

4. Any work required to be performed by Landlord under the Lease has been completed in the manner required thereunder as of the Lease Commencement Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Confirmation of Lease Term to be executed as the day and year first above written.

LANDLORD:

650 TOWNSEND ASSOCIATES LLC,
a Delaware limited liability company

By:	Townsend Member LLC,
a Delaware limited liability company
Its: Sole Member

	By:	TMG 650 Townsend LLC,
a Delaware limited liability company
Its: Administrative Manager

		By:	TMG Partners,
a California corporation
Its: Managing Member

By:
Name:
Its:

TENANT:

iRHYTHM TECHNOLOGIES, INC.,
a Delaware corporation

By:
William F. Willis
President and CEO

By:
Name:
Its:

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